Exhibit 10.1

$430,000,000

CREDIT AGREEMENT

dated as of

November 12, 2015

among

BENCHMARK ELECTRONICS, INC.,

The Borrowing Subsidiaries,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent

and

J.P.  MORGAN SECURITIES LLC,
as Lead Arranger

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-ii-

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SCHEDULES:

Schedule 1.01A	–	Disclosed Matters
Schedule 1.01B	–	Lenders and Commitments
Schedule 2.17	--	Payment Instructions
Schedule 3.01	–	Organization
Schedule 3.13	–	Insurance
Schedule 3.15	–	Subsidiaries of Company
Schedule 3.19	–	Liabilities
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Investments
Schedule 6.10	–	Restrictive Agreements

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C-1	–	Form of Borrowing Subsidiary Agreement
Exhibit C-2	–	Form of Borrowing Subsidiary Termination
Exhibit D	–	Form of Security Agreement
Exhibit E	–	Form of Issuing Lender Agreement
Exhibit F	–	Form of Guarantee Agreement
Exhibit G	–	Form of Perfection Certificate
Exhibit H	–	Form of Term Note
Exhibit I	–	Form of Revolving Note
Exhibit J	–	Form of Interest Election Request

Exhibit K-1	–	U.S. Tax Compliance Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit K-2	–	U.S. Tax Compliance Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit K-3	–	U.S. Tax Compliance Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit K-4	–	U.S. Tax Compliance Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit L	–	Form of Solvency Certificate

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CREDIT AGREEMENT (this “Agreement”) dated as of November 12, 2015, among Benchmark Electronics, Inc., a Texas corporation (the “Company”), the Borrowing Subsidiaries party hereto, the Lenders party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and each Issuing Lender party hereto from time to time.

PRELIMINARY STATEMENT:

WHEREAS, on July 30, 2012, the Company, the lenders party thereto and the Administrative Agent entered into that certain Fourth Amended and Restated Credit Agreement (the “Existing Credit Agreement”).

WHEREAS, the Company intends to acquire (the “SCS Acquisition”), directly or indirectly, SCS Secure Holdings LLC and its subsidiaries (collectively, the “Target”).

WHEREAS, the Company has requested that the Lenders extend credit to the Company in the form of Initial Term A Loans on the Effective Date in an aggregate principal amount of $230,000,000.

WHEREAS, the Company has requested that the Lenders make Revolving Credit Commitments available to the Borrower in an aggregate principal amount of $200,000,000.

WHEREAS, the Company intends to use the proceeds of the Initial Term A Loans and a portion of the proceeds of the Revolving Facility to (i) finance in part the consummation of the SCS Acquisition, (ii) refinance all indebtedness and terminate all commitments under the Existing Credit Agreement, (iii) refinance all existing third party indebtedness for borrowed money and terminate all commitments in respect thereof of the Target, other than Indebtedness set forth on Schedule 6.01 hereto and (iv) pay the fees, costs and expenses associated with the foregoing and the negotiation execution and delivery of this Agreement (collectively, the “Transactions” and the fees, costs and expenses thereof, the “Transaction Costs”).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01      Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any acquisition permitted under Section 6.04(f).

“Acquisition-Related Incremental Commitments” has the meaning assigned to such term in Section 2.19(b).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, together with its branches and affiliates and their respective permitted successors and assigns.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent and “Agent” means any one of them.

“Agreement” has the meaning assigned to that term in the first paragraph of this Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.13(b).

“Alternate Base Rate” means, for any day, for any Loan, Letter of Credit or other financial accommodation in U.S. Dollars that is made to a Borrower and that specifies or that requires that the interest rate applicable thereto be the “Alternate Base Rate,” a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided, that for the avoidance of doubt, the Adjusted LIBO Rate for any such day shall be based on the LIBOR Screen Rate at approximately 11:00 a.m. London time on such day for deposits in U.S. Dollars with a maturity of one month.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.  Notwithstanding the foregoing, in no event shall the Adjusted LIBO Rate for any Interest Period for purposes of clause (c) above be less than 0.00% at any time.

“Alternative Currency” means any currency other than U.S. Dollars that (i) is after the Effective Date approved by the Administrative Agent and all of the Revolving Lenders, and (ii) is freely available, freely transferable and freely convertible into U.S. Dollars and in which dealings in deposits are carried on in the London interbank deposit market, provided  that at the time of the issuance, amendment, renewal or extension of any Letter of Credit denominated in a currency other than U.S. Dollars, such other currency is reasonably acceptable to the Administrative Agent and the Issuing Lender in respect of such Letter of Credit.

“Alternative Currency LC Exposure” means, at any time, the sum of (a) the U.S. Dollar Equivalent of the aggregate undrawn and unexpired amount of all outstanding Alternative Currency Letters of Credit at such time plus (b) the U.S. Dollar Equivalent of the aggregate principal amount of all LC Disbursements in respect of Alternative Currency Letters of Credit that have not yet been reimbursed at such time. The Alternative Currency LC Exposure of any Lender shall at any time be such Lender’s share of the total Alternative Currency LC Exposure at such time.

“Alternative Currency Letter of Credit” means a Letter of Credit denominated in an Alternative Currency.

“Alternative Currency Sublimit” means U.S. $20,000,000.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries and controlled Affiliates concerning or relating to bribery or corruption.

“Applicable Commitment Fee Rate” means (i) 0.350% per annum and (ii) following delivery of financial statements for the first full Fiscal Quarter after the Effective Date, the applicable rate set forth in the definition of “Applicable Margin.”

“Applicable Creditor” has the meaning assigned to such term in Section 9.13(b).

“Applicable Date” has the meaning assigned to such term in Section 9.02(f).

“Applicable Margin” means, for any day, (i) with respect to any Initial Revolving Loan, Letters of Credit under the Revolving Commitments in effect on the Effective Date, Applicable Commitment Fee Rates and Initial Term A Loans, the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Total Leverage Ratio for the Test Period most recently ended with respect to which the

Company is required to have delivered the financial statements pursuant to Section 5.01(a)  or (b)  hereof, as applicable (as such Total Leverage Ratio is reflected in the compliance certificate delivered under Section 5.01(c)  by the Company in connection with such financial statements) and (ii) with respect to any Other Term Loan or Other Revolving Loan (and periodic commitment and Letter of Credit fees relating to Other Revolving Credit Commitments), the “Applicable Margin” set forth in the Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment (as applicable) relating thereto.

Pricing Level	Total Leverage Ratio	Eurodollar Margin	ABR Margin	Commitment Fee Rate
I	< 0.75:1	1.25%	0.25%	0.300%
II	≥ 0.75:1 and < 1.25:1	1.50%	0.50%	0.325%
III	≥ 1.25:1 and < 1.75:1	1.75%	0.75%	0.350%
IV	≥ 1.75:1 and < 2.25:1	2.00%	1.00%	0.375%
V	≥ 2.25:1	2.25%	1.25%	0.400%

Notwithstanding the foregoing, for the period from the Effective Date through the date on which the financial statements and related compliance certificate are required to be delivered pursuant to Section 5.01  for the Fiscal Quarter ending December 31, 2015, the Applicable Margin shall be determined at Category III.  Thereafter, each change in the Applicable Margin shall take effect on each date on which such financial statements and compliance certificate are required to be delivered pursuant to Section 5.01, commencing with the date on which such financial statements and compliance certificate are required to be delivered for the Fiscal Quarter ending March 31, 2016.  In the event that any financial statement or certificate delivered pursuant to Section 5.01(a), (b)  or (c), as applicable, is shown to be inaccurate when delivered (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered, but in any event not to exceed two (2) years past the Maturity Date), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the Company shall immediately (i) deliver to the Administrative Agent corrected financial statements for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected financial statements, and (iii) pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.17.  This provision is in addition to rights of the Administrative Agent and Lenders with respect to Section 2.12(c)  and their other respective rights under this Agreement.  If the Company fails to deliver the financial statements and corresponding compliance certificate to the Administrative Agent at the time required pursuant to Section 5.01,  then, at the option of the Administrative Agent or at the request of the Required Lenders, effective as of the date such financial statements and corresponding compliance certificate were required to be delivered pursuant to Section 5.01, the Applicable Margin shall be determined at Category V and shall remain at such level until the date such financial statements and corresponding compliance certificate are so delivered by the Company.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A  or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of (a) the Revolving Facility Maturity Date and (b) the date of termination of the Revolving Credit Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Borrower” means the Company or any Borrowing Subsidiary.

“Borrower Materials” has the meaning assigned to such term in Section 9.15.

“Borrowing” means Loans of the same Class, Type and currency made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03, substantially in the form of Exhibit B.

“Borrowing Subsidiary” means, at any time, each Restricted Subsidiary incorporated or organized in a State of the United States of America that has been designated as a Borrowing Subsidiary by the Company pursuant to Section 2.20  and that has not ceased to be a Borrowing Subsidiary as provided in such Section.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit C-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit C-2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided  that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant currency in the London interbank market or the principal financial center of such currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euro).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and any obligations of such Person under any synthetic lease financing whether or not such obligation is classified as a capital lease under GAAP.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lenders or the Lenders, as collateral for the LC Exposure at such time or obligations of the Lenders to fund participations in respect of Letters of Credit, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable Issuing Lender.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Interest Expense” means, for any period, the sum of all cash (or cash equivalent) payments of interest and prepayment charges and dividend payments on Disqualified Stock, if any, including, without limitation, all net amounts payable (or receivable) under interest rate protection agreements and all imputed interest in respect of Capital Lease Obligations paid by the Company and its Restricted Subsidiaries on a consolidated basis during such period (net of any interest income); provided, that Cash Interest Expense shall exclude any one-time financing fees, including those paid in connection with the Transactions or any amendment of this Agreement.

“Cash Management Agreement” means any agreement to provide to any Loan Party cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services) any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” means any person that, at the time it enters into a Cash Management Agreement is an Agent, a Lender or an Affiliate of any such person, in each case, in its capacity as a party to such Cash Management Agreement.

“CFC” means a “controlled foreign corporation” within the meaning of section 957(a) of the Code.

“CFC Holdco” means a Domestic Subsidiary that has no material assets other than capital stock of one or more Foreign Subsidiaries that are CFCs, including the indirect ownership of such Equity Interests through one or more Domestic Subsidiaries that have no other material assets.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date), of Equity Interests representing more than 50% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Company; (b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors by Persons who were neither (i) nominated, appointed or approved for consideration by shareholders for election by the current Board of Directors nor (ii) nominated, appointed or approved for consideration by shareholders for election by directors so nominated, appointed or approved; or (c) a Change in Control or similar event, however denominated, under any Subordinated Indebtedness or any other Material Indebtedness.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Class,” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Revolving Loans, Other Revolving Loans, Initial Term A Loans or Other Term Loans and (b) any Commitment refers to whether such Commitment is a Term Loan Commitment to make Initial Term A Loans or Other Term Loans or a Revolving Credit Commitment to make Initial Revolving Loans or Other Revolving Loans.  Other Term Loans or Other Revolving Loans that have different terms and conditions (together with the Commitments in respect thereof) from the Initial Term A Loans or Initial Revolving Loans, respectively, or from other Other Term Loans or other Other Revolving Loans, as applicable, shall be construed to be in separate and distinct Classes.

“Class Loans” has the meaning assigned to such term in Section 9.02(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all “Collateral,” as defined in any applicable Security Document and all other property that is subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Security Document; provided  that, notwithstanding anything herein or in any Security Document or other Loan Document, the “Collateral” shall exclude any Excluded Property.

“Collateral Agent” means JPMorgan Chase Bank, N.A. or any successor thereto in its capacity as collateral agent for the Secured Parties.

“Collateral and Guarantee Requirement” means, at any time, that the following requirements shall be satisfied (to the extent such requirements are stated to be applicable at the time):

(i)      on the Effective Date, the Collateral Agent shall have received (A) from the Company and each Guarantor, a counterpart of the Security Agreement and (B) from each Guarantor, a counterpart of the Guarantee Agreement, in each case, duly executed and delivered on behalf of such person;

(ii)     on the Effective Date, (A)(x) all outstanding Equity Interests directly owned by the Loan Parties, other than Excluded Securities, and (y) all Indebtedness owing to any Loan Party, other than Excluded Property, shall have been pledged or assigned for security purposes pursuant to the Security Documents and (B) the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(iii)    in the case of any Person that becomes a Guarantor after the Effective Date, subject to Section 5.13, the Collateral Agent shall have received (A) a supplement to the Guarantee Agreement and (B) supplements to the Security Agreement and any other Security Documents, if applicable, in the form specified therefor or otherwise reasonably acceptable to the Collateral Agent, in each case, duly executed and delivered on behalf of such Guarantor;

(iv)     after the Effective Date, subject to Section 5.13, all outstanding Equity Interests of any person (other than Excluded Property) that are directly held or acquired by a Loan Party after the Effective Date and all Indebtedness owing to any Loan Party (other than Excluded Property) that are directly acquired by a Loan Party after the Effective Date shall have been pledged pursuant to the Security Documents and the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(v)      except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions reasonably requested by the Collateral Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording substantially concurrently with, or promptly following, the execution and delivery of each such Security Document;

(vi)      evidence of the insurance (if any) required by the terms of Section 5.07  hereof shall have been received by the Collateral Agent;  and

(vii)    after the Effective Date, the Collateral Agent shall have received, (i) such other Security Documents as may be required to be delivered pursuant to Section 5.13  or the Security Documents, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.13; provided, that notwithstanding anything herein to the contrary no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction to create or perfect any security interest in assets located or titled outside the U.S., including any intellectual property registered in any non-U.S. jurisdiction shall be required or requested to be delivered, filed, registered or recorded (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

Notwithstanding any of the foregoing provisions of this definition, if the Company or any Guarantor shall be using commercially reasonable efforts to create or perfect any pledge of Equity Interests in or Indebtedness of any Foreign Subsidiary or the Target or any subsidiaries of the Target, the failure to have created or perfected such pledge shall not, in and of itself, prevent the Collateral and Guarantee Requirement from being satisfied until the 90th day after the Effective Date(or such later day as the Collateral Agent may agree in its reasonable discretion).

Notwithstanding anything to the contrary in this Agreement, the Security Documents or any other Loan Document, (i) the Collateral Agent may grant extensions of time or waiver of requirement for the creation or perfection of security interests in or the obtaining of insurance with respect to particular assets (including extensions beyond the Effective Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, (ii) there shall be no control, lockbox or similar arrangements nor any control agreements relating to the Borrower’s and its Subsidiaries’ bank accounts (including deposit, securities or commodities accounts) and (iii) there shall be no mortgages or landlord, mortgagee or bailee waivers required.

“Commitment” means, as applicable, a Revolving Credit Commitment and/or a Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et  seq.), as amended from time to time, and any successor statute.

“Company” has the meaning assigned to such term in the first paragraph of this Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for the Company and its Restricted Subsidiaries for any period determined on a consolidated basis, without duplication, the Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, (a) Cash Interest Expense, (b) depreciation and amortization, (c) other non-cash, non-recurring charges, (d) income tax expense (including state franchise taxes based upon income) net of income tax receivables and (e) non-capitalized fees and expenses paid during such period which were incurred in connection with the Transactions and this Agreement plus, to the extent deducted in determining such Consolidated Net Income, distributions from Unrestricted Subsidiaries to the extent actually received by the Company or any Restricted Subsidiary.

“Consolidated Net Income” means, for any Person for any period, the net income (or loss) of such Person and its subsidiaries during such period, calculated and consolidated or combined in accordance with GAAP; provided  that there shall be excluded from such net income (to the extent otherwise included therein) the following:  (a) any non-cash, non-recurring charges, (b) gains or losses attributable to Property sales not in the ordinary course of business (as determined in good faith by the management of the Borrower), (c) the cumulative effect of a change in accounting principles and any gains or losses attributable to write-ups or write-downs of assets, (d) the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, provided that the income of such Person will be included to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash) to the specified Person or a Restricted Subsidiary of the Person and (e) the net income (or loss) attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary except to the extent of the dividends paid in cash (or convertible into cash) during such period on the shares of Equity Interests of such Subsidiary held by such third parties.

“Consolidated Net Tangible Assets” means the total assets of the Company and its Restricted Subsidiaries less, without duplication, (a) intangible assets including, without limitation, goodwill, research and development costs, trademarks, trade names, patents, franchises, copyrights, licenses and like general intangibles, experimental or organizational expense, unamortized debt discount and expense carried as an asset, all reserves and any write-up in the book of value of assets made after the Effective Date (other than write-ups of assets of a going concern business made within 12 months after the acquisition of such business), net of accumulated amortization and (b) all reserves for depreciation and other asset valuation reserves (but excluding reserves for federal, state and other income taxes).  Consolidated Net Tangible Assets shall be determined on a Pro Forma Basis.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlled” has a meaning correlative thereto.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participations in Letters of Credit) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent or any Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing that it will comply with its prospective funding obligations hereunder (provided  that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided  that a Lender shall not be a Defaulting Lender solely by virtue of (A) an Undisclosed Administration or (B) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of the courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Designated Lender” has the meaning assigned to such term in Section 2.02(b).

“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule 1.01A.

“Disqualified Stock” means, with respect to any person, any Equity Interests of such person that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or are mandatorily redeemable (other than solely for Qualified Equity Interests of the Company), pursuant to a sinking fund obligation or otherwise, (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests of the Company), in whole or in part, (c) provides for scheduled, mandatory payments of dividends in cash, or (d) are or become convertible into or exchangeable for

Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of the foregoing clauses (a), (b), (c) and (d), (A) prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof and (B) except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Secured Obligations that are accrued and payable and the termination of the Commitments (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock).  Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Company or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employees’ termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiaries” means all Subsidiaries that are organized under the laws of the United States, any state thereof or the District of Columbia.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation or remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of any unpaid “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA), whether or not waived, or with respect to a Multiemployer Plan, any failure to make a required contribution; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or is in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“EU Lending Passport” means the right of passport to provide lending services on a cross-border basis under the Council Directive of 20 March 2000 relating to the taking up and pursuit of the business of credit institutions (No. 2000/12/EC) in the relevant European Economic Area member state.  For purposes hereof, “EU Lending Passport” shall include each right of passport to the extent multiple rights of passport are required under the aforementioned Council Directive to extend credit to Borrowers in their respective jurisdictions of organization.

“Euro” or “€” means the currency constituted by the Treaty on the European Union and as referred to in the EMU Legislation.

“Eurodollar,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, with respect to any Alternative Currency, the rate at which such Alternative Currency may be exchanged into U.S. Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Alternative Currency. In the event  that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Alternative Currency shall be determined by reference to such other any  publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Alternative Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of U.S. Dollars with such Alternative Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Exchange Rate Date” means, if on such date any outstanding Revolving Credit Exposure is (or any Revolving Credit Exposure that has been requested at such time would be) denominated in a currency other than U.S. Dollars, each of:

(i)      the first Business Day of each calendar month,

(ii)     if an Event of Default has occurred and is continuing, any Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and

(iii)    each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (a) a Borrowing Request or an Interest Election Request with respect to any Revolving Borrowing denominated in a currency other than U.S. Dollars or (b) each request for the issuance, amendment, renewal or extension of any Letter of Credit denominated in a currency other than U.S. Dollars.

“Excluded Property” means (i) any fee-owned real property and any leasehold interest in real property, (ii) motor vehicles and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement, (iii) commercial tort claims, except to the extent a security interest therein can be accomplished by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in commercial tort claims, other than the filing of a UCC financing statement), (iv) governmental licenses or state or local franchises, charters and authorizations and any other property and assets to the extent that the grant of security interests therein are prohibited or restricted thereby or under applicable laws (including, without limitation, rules and regulations of any governmental authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization not obtained, other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition, (v) any lease, license or agreement or any property subject to a purchase money security interest, Capital Lease Obligations or similar arrangement permitted under this Agreement, in each case, to the extent the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than the Company or any other Loan Party) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition, (vi) letter of credit rights, except to the extent a security interest therein can be accomplished by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement), (vii) any intent-to-use trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (viii) any Excluded Securities, (ix) for the avoidance of doubt, any assets owned by, or the Equity Interests of, any Unrestricted Subsidiary (which shall in no event constitute Collateral hereunder, nor shall any Unrestricted Subsidiary be a Loan Party hereunder), (x) any property subject to an enforceable contractual obligation binding on the assets that existed at the time of the acquisition thereof and was not created or made binding on the assets in contemplation or in connection with the acquisition of such assets, to the extent the grant of a security interest therein is restricted by or would violate such contractual obligation or create a right of termination in favor of any other party thereto (other than the Company or any other Loan Party) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition and (xi) assets in circumstances where the cost or other consequences of obtaining or perfecting a security interest in favor of the Secured Parties under the Security Documents in such assets (including any adverse Tax consequences to any of the Loan Parties) are likely to be excessive in light of the practical benefit to the Lenders afforded thereby as reasonably determined by the Company and the Administrative Agent.

“Excluded Securities” means any of the following:

(a)      any Equity Interests or Indebtedness with respect to which the Collateral Agent and the Company reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents (including any adverse Tax consequences) are likely to be excessive in light of the practical benefit to the Lenders afforded thereby;

(b)      any Equity Interests or Indebtedness to the extent, and for so long as, the pledge thereof would be prohibited by any Requirement of Law;

(c)      any Equity Interests of any Person that is not a Wholly Owned Subsidiary to the extent (x) such Subsidiary does not constitute a Material Subsidiary or (y) (A) that a pledge thereof to secure the Secured Obligations is prohibited by (i) any applicable organizational documents, joint venture agreement, shareholder agreement, or similar agreement governing such Equity Interests or (ii) any other contractual obligation with an unaffiliated third party not in violation of this Agreement, including Section 6.05, but, in the case of this subclause (A), only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other

Requirement of Law, (B) any organizational documents, joint venture agreement, shareholder agreement, or similar agreement governing such Equity Interests (or other applicable contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party but, in the case of this subclause (B) (other than with respect to joint venture agreements), only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other Requirement of Law; provided, that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Company or any Subsidiary to obtain any such consent) and for so long as such organizational documents, joint venture agreement, shareholder agreement or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Secured Obligations would give any other party (other than a Loan Party or a Wholly Owned Subsidiary) to any organizational documents, joint venture agreement, shareholder agreement or similar agreement governing such Equity Interests the right to terminate its obligations thereunder, but only to the extent, and for so long as, such right of termination is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other Requirement of Law;

(d)      any Equity Interests of any Unrestricted Subsidiary;

(e)      any Margin Stock; and

(f)      (i) voting Equity Interests in (A) any Foreign Subsidiary that is a CFC or (B) any CFC Holdco, in each case, in excess of 65% of all such voting Equity Interests and (ii) all Equity Interests in any Domestic Subsidiary or Foreign Subsidiary in each case that is owned by a Foreign Subsidiary that is a CFC.

“Excluded Subsidiary” means any of the following:

(a)      each Immaterial Subsidiary,

(b)      each Domestic Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary),

(c)      each Domestic Subsidiary that is prohibited from Guaranteeing or granting Liens to secure the Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received),

(d)      each Domestic Subsidiary that is prohibited by any applicable contractual requirement from Guaranteeing or granting Liens to secure the Obligations existing on the Effective Date or existing at the time such Subsidiary becomes a Subsidiary not in violation of this Agreement (and for so long as such restriction or any replacement or renewal thereof is in effect),

(e)      any Foreign Subsidiary,

(f)      any Domestic Subsidiary (i) that is a CFC Holdco or (ii) that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC,

(g)      any other Domestic Subsidiary with respect to which the Administrative Agent and the Company reasonably agree that the cost or other consequences (including any Tax consequences) of providing a Guarantee of or granting Liens to secure the Obligations would be excessive in relation to the practical benefit to be afforded thereby, and

(h)      each Unrestricted Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee by such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation or (b) in the case of a Specified Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time such Guarantee of such Loan Party becomes or would become effective with respect to such related Specified Swap Obligation.  If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Obligation is guaranteed by such Loan Party or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:  (a) Taxes imposed on or measured by such Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office located in or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment, pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment, or, in the case of an applicable interest in a Loan not funded pursuant to a prior Commitment, such Lender acquires such interest in such Loan; provided that this clause (b)(i) shall not apply to an assignee pursuant to a request by the Company under Section 2.18(b) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired such applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (d) any Taxes imposed under FATCA.

“Existing Class Loans” has the meaning assigned to such term in Section 9.02(f).

“Existing Credit Agreement” has the meaning assigned to such term in the Preliminary Statements to this Agreement.

“Extended Revolving Credit Commitment” has the meaning assigned to such term in Section 2.23(a).

“Extended Revolving Loan” has the meaning assigned to such term in Section 2.23(a).

“Extended Term Loan” has the meaning assigned to such term in Section 2.23(a).

“Extending Lender” has the meaning assigned to such term in Section 2.23(a).

“Extension” has the meaning assigned to such term in Section 2.23(a).

“Extension Amendment” has the meaning assigned to such term in Section 2.23(b).

“Facility” means the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that, as of the Effective Date there are two Facilities (i.e., the Initial Term A Facility and the Revolving Facility) and thereafter, the term “Facility” may include any other Class of Commitments and the extensions of credit thereunder.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreements (and any related laws) implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Fiscal Quarter” means the fiscal quarter of the Company, ending on the last day of each March, June, September and December of each year.

“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender that is not a U.S. Person and (b) if a Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Lender, such Defaulting Lender’s Applicable Percentage of the LC Exposure attributable to such Issuing Lender at such time other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.03; provided  that any reference (or deemed reference) to the application of GAAP to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governmental Approval” means (a) any authorization, consent, approval, license, waiver, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, sanction or publication of, by or with; (b) any notice to; (c) any declaration of or with; or (d) any registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local, provincial or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Agreement” means a guarantee agreement substantially in the form of Exhibit F, made by the Guarantors in favor of the Administrative Agent for the benefit of the Lenders.

“Guarantors” means each Person that becomes party to a Guarantee Agreement as a Guarantor, and the permitted successors and assigns of each such Person (except to the extent such successor or assign is relieved from its obligations under the Guarantee Agreement pursuant to the provisions of this Agreement).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Agent, Lender or an Affiliate thereof that is a party to a Swap Agreement with a Loan Party and any Person that was an Agent, a Lender or an Affiliate thereof at the time it entered into a Swap Agreement with a Loan Party.

“Immaterial Subsidiaries” means all Subsidiaries other than the Material Subsidiaries.

“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Company, the Administrative Agent and, if applicable, one or more Incremental Term Loan Lenders and/or Incremental Revolving Lenders.

“Incremental Commitment” means any Incremental Revolving Credit Commitment or Incremental Term Loan Commitment.

“Incremental Equivalent Debt” means shall mean Indebtedness issued, incurred or otherwise obtained by the Borrower (which may be guaranteed by any other Loan Party) in respect of one or more series of senior unsecured notes, senior secured first lien or junior lien notes or subordinated notes (in each case issued in a public offering, Rule 144A or other private placement in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor)) or junior lien or unsecured (but not senior secured first lien) loans or secured (but not senior secured first lien) or unsecured mezzanine Indebtedness that, in each case, if secured, will be secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies) or a junior priority basis with the Liens on Collateral securing the Secured Obligations, and that are issued or made in lieu of Incremental Loans; provided that (i) the aggregate principal amount of all Incremental Equivalent Debt at the time of issuance or incurrence shall not exceed the amount that would be permitted to be incurred as Incremental Loans under Section 2.19(a) at such time (with any Incremental Equivalent Debt being deemed to constitute secured Indebtedness for the purposes calculating the Secured Leverage Ratio set forth in Section 2.19(a) even if unsecured), (ii) such Incremental Equivalent Debt shall not be subject to any Guarantee by any Person other than a Loan Party, (iii) in the case of Incremental Equivalent Debt that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of any Person other than any asset constituting Collateral, (iv) if such Incremental Equivalent Debt is secured, such Incremental Equivalent Debt shall be subject to an applicable Intercreditor Agreement and if such Incremental Equivalent Debt is payment subordinated, shall be subject to a subordination agreement on terms that are reasonably acceptable to the Administrative Agent and (v) at the time of incurrence, such Incremental Equivalent Debt has a final maturity date equal to or later than the Latest Maturity Date then in effect with respect to, and has a Weighted Average Life to Maturity equal to or longer than, the Weighted Average Life to Maturity of, the Class of outstanding Term Loans with the then Latest Maturity Date or Weighted Average Life to Maturity, as the case may be.

“Incremental Loan” means an Incremental Term Loan or an Incremental Revolving Loan.

“Incremental Revolving Credit Commitment” means any increased or incremental commitment provided pursuant to Section 2.19.

  “Incremental Revolving Lender” means a Lender with an Incremental Revolving Credit Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loans” means Revolving Loans made by one or more Revolving Lenders to the Borrower pursuant to an Incremental Revolving Credit Commitment to make additional Revolving Loans.

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.19(a).

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.19, to make Incremental Term Loans to the Company.

“Incremental Term Loan Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loans” means any additional term loans made pursuant to Section 2.19.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts and trade payables payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) the amount of all obligations of such Person with respect to the mandatory redemption, mandatory repayment or other mandatory repurchase of any Disqualified Stock of the Company (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock) and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Revolving Loan” means a Revolving Loan made (i) pursuant to the Revolving Credit Commitments in effect on the Effective Date or (ii) pursuant to any Incremental Revolving Credit Commitment made on the same terms as (and forming a single Class with) the Revolving Credit Commitments referred to in clause (i) of this definition.

“Initial Term A Borrowing” means any Borrowing comprised of Initial Term A Loans.

“Initial Term A Facility” means the Initial Term A Loan Commitments and the Initial Term A Loans made hereunder.

“Initial Term A Facility Maturity Date” means the fifth anniversary of the Effective Date.

“Initial Term A Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make Initial Term A Loans hereunder.  The amount of each Term Loan Lender’s Initial Term A Loan Commitment as of the Effective Date is set forth on Schedule 1.01B.  The aggregate amount of the Initial Term A Loan Commitments as of the Effective Date is $230,000,000.

“Initial Term A Loan Installment Date” has the meaning assigned to such term in Section 2.09(a).

“Initial Term A Loans” means the term A loans made by the Term Loan Lenders to the Company on the Effective Date pursuant to Section 2.01(b).

“Intellectual Property” means the following:  (a) copyrights and rights in works of authorship, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom, and all inventions, discoveries and designs claimed or described therein, (d) trade secrets, confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable and (e) all other intellectual property or industrial property.

“Intercompany Indebtedness” means any Indebtedness of the Company or any Subsidiary owed to and held by the Company or any Wholly Owned Subsidiary; provided  that any subsequent issuance or transfer of any Equity Interest which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute a new incurrence of Indebtedness other than Intercompany Indebtedness by the issuer thereof.

“Intercreditor Agreement” means a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable.

“Interest Coverage Ratio” means, at any time for the Test Period then most recently ended, the ratio of (x) Consolidated EBITDA calculated on a Pro Forma Basis to (y) Cash Interest Expense calculated on a Pro Forma Basis.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, (i) the last day of each March, June, September and December and (ii) the applicable Maturity Date and (b) with respect to any Eurodollar Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period and (ii) the applicable Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, to the extent agreed to by all Lenders with Commitments or Loans under the applicable Facility, twelve months or any other period as are satisfactory to the Administrative Agent), as a Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time. When determining the rate for a period which is less than the shortest period for which the LIBOR Screen Rate is available, the LIBOR Screen Rate for purposes of clause (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means the overnight rate determined by the Administrative Agent from such service as the Administrative Agent may reasonably select.

“Investment” has the meaning assigned to such term in Section 6.04.

“IRS” means the United States Internal Revenue Service.

“Issuing Lender Agreement” means an agreement in the form of Exhibit E, or in any other form reasonably satisfactory to the Administrative Agent, pursuant to which a Lender agrees to act as an Issuing Lender.

“Issuing Lender” means JPMorgan Chase Bank, N.A. and each other Lender acceptable to the Administrative Agent and the Company that has entered into an Issuing Lender Agreement, in its capacity as an issuer of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.05.  Each Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  In all other cases, a reference to the “Issuing Lender” means any Issuing Lender or each Issuing Lender, as the context may require.

“Judgment Currency” has the meaning assigned to such term in Section 9.13(b).

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, in each case then in effect on such date of determination.

“LC Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate U.S. Dollar Equivalent of the undrawn amount of all outstanding Letters of Credit at such time plus  (b) the aggregate U.S. Dollar Equivalent of the amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lead Arranger” means J.P.  Morgan Securities LLC, in its capacity as Lead Arranger.

“Lenders” means the Persons listed on Schedule 1.01B  and any other Person that shall have become a Lender hereto pursuant to an Assignment and Assumption, Incremental Assumption Agreement, Extension Amendment  or Refinancing Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context requires otherwise, the term “Lenders” includes each Issuing Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Subcommitment” means, with respect to any Issuing Lender, the amount set forth opposite its name in Schedule 1.01B  or in the Issuing Lender Agreement pursuant to which such Issuing Lender shall have assumed its Letter of Credit Subcommitment. The aggregate amount of the Letter of Credit Subcommitments as of the Effective Date is $20,000,000.

“LIBO Rate” means, with respect to any Eurodollar Borrowing in U.S. Dollars or any Alternative Currency for any applicable Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate for such currency) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page of such screen that displays such rate, or on the appropriate page of such other commercially available information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBOR Screen Rate”) at (i) in the case of any Eurodollar Borrowing in U.S. Dollars, approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period and (ii) in the case of an Eurodollar Borrowing in an Alternative Currency, approximately 11:00 a.m., London time on the Business Day that is generally treated as the rate fixing day by market practice in the applicable interbank market for such Alternative Currency, as determined by the Administrative Agent; provided  that, if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency, then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.13.  Notwithstanding the foregoing, in no event shall the LIBO Rate for any Interest Period be less than 0.00% at any time.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.  For the purposes of this Agreement and the other Loan Documents, the Company or any Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

“Limited Conditionality Acquisition” means any acquisition by the Borrower or any Subsidiary of all or substantially all of the equity or assets or business of another Person or assets constituting a business unit, line of business or division of such Person (a) that is permitted by this Agreement and (b) the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing or in connection with which any fee or expense would be payable by the Borrower or its Subsidiaries to the seller or target in the event financing to consummate the acquisition is not obtained as contemplated by the definitive acquisition agreement.

“Limited Conditionality Acquisition Agreement” means, with respect to any Limited Conditionality Acquisition, the definitive acquisition documentation in respect thereof.

“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Guarantee Agreement, each Borrowing Subsidiary Termination, the Security Documents, each Refinancing Amendment, each Incremental Assumption Agreement, each Extension Amendment, any Intercreditor Agreement to the extent then in effect, the Notes and the Letters of Credit.

“Loan Parties” means each Borrower and each Subsidiary that is party to any Loan Document.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in U.S. Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in an Alternative Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, property or financial condition of the Company and the Subsidiaries taken as a whole or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders.

“Material Subsidiary” means a Restricted Subsidiary that either (a) generates 5% or more of the Consolidated EBITDA of the Company and the Subsidiaries on a consolidated basis or (b) holds assets that constitute 5% or more of the all assets of the Company and the Subsidiaries as a whole.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Restricted Subsidiaries in an aggregate principal amount exceeding $25,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the date that is either (a) the Term Facility Maturity Date or (b) the Revolving Facility Maturity Date, as applicable.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, the proceeds received in respect of such event net of all brokerage commissions, reasonable fees and out-of-pocket expenses paid by the Company to third parties (other than Affiliates) in connection with such event.

“New Class Loans” has the meaning assigned to such term in Section 9.02(f).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of such Lender in accordance with the terms of Section 9.02  and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” has the meaning assigned to such term in Section 2.02(e).

“Obligations” means (a) the due and punctual payment by the Borrowers or the applicable Loan Parties of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties to the Lenders under this Agreement and the other Loan Documents and (b) the due and punctual payment and performance of all covenants, agreements, obligations and liabilities of the Loan Parties, monetary or otherwise, under or pursuant to this Agreement and the other Loan Documents.

“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.

“Order” means an order, writ, judgment, award, injunction, decree, ruling or decision of any Governmental Authority or arbitrator.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Incremental Term Loans” has the meaning assigned to such term in Section 2.19(c)(i).

“Other Revolving Credit Commitments” means, collectively, (a) Extended Revolving Credit Commitments to make Extended Revolving Loans and (b) Replacement Revolving Credit Commitments.

“Other Revolving Loans” means, collectively, (a) Extended Revolving Loans and (b) Replacement Revolving Loans.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Other Term Facilities” means the Other Term Loan Commitments and the Other Term Loans made thereunder.

“Other Term Loan Commitments” means, collectively, (a) Incremental Term Loan Commitments and (b) commitments to make Refinancing Term Loans.

“Other Term Loans” means, collectively, (a) Other Incremental Term Loans, (b) Extended Term Loans and (c) Refinancing Term Loans.

“Participant” has the meaning set forth in Section 9.04(c).

“Participant Register” has the meaning set forth in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means the Perfection Certificate with respect to the Company and the other Loan Parties in the form attached hereto as Exhibit G, or such other form as is reasonably satisfactory to the Administrative Agent.

“Permitted Encumbrances” means:

(a)      Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.05;

(b)      carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being contested in compliance with Section 5.05;

(c)      pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)      deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)      judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)      easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g)      any obligations or duties affecting any of the property of the Company or the Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;

(h)      Liens arising from precautionary UCC financing statements regarding operating leases; and

(i)      Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted First Lien Intercreditor Agreement” means, with respect to any Liens on Collateral that are intended to be equal and ratable with the Liens securing the Initial Term A Loans (and other Secured Obligations that are secured by Liens on the Collateral ranking equally and ratably with the Liens securing the Initial Term A Loans), one or more intercreditor agreements, each of which shall be on terms which are consistent with market terms governing security arrangements for the sharing of liens on a pari passu basis at the time such intercreditor agreement is proposed to be established, as determined by the Borrower and the Collateral Agent in the exercise of reasonable judgment.

“Permitted Foreign Investments” means investments in certificates of deposit, banker’s acceptances and time deposits maturing within 364 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any office of any commercial bank organized under the laws of any jurisdiction outside of the United States of America.

“Permitted Investments” means:

(a)      direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)      investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)      investments in certificates of deposit, banker’s acceptances and time deposits maturing within 364 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which (i) has a combined capital and surplus and undivided profits of not less than $500,000,000 and (ii) has short-term credit ratings of at least A1 and P1 by S&P and Moody’s, respectively;

(d)      fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; provided  that the Company shall take possession of all securities purchased by the Company or any Subsidiary under repurchase agreements and shall adhere to customary margin and mark-to-market procedures with respect to fluctuations in value;

(e)      money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s or invest solely in the assets described in clauses (a) through (d) above and (iii) have portfolio assets of at least $5,000,000,000;

(f)      municipal (tax-exempt) investments with a rating of AAA or equivalent rating from at least two of Moody’s, S&P and Fitch, and a maximum maturity of one year (for securities where the interest rate is adjusted periodically (e.g.  floating rate securities), the interest rate reset date will be used to determine the maturity date); and

(g)      variable rate notes issued by, or guaranteed by, any state agency, municipality or domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P1 (or the equivalent thereof) or better by Moody’s and maturing within 364 days from the date of acquisition (the interest rate reset date will be used to determine the maturity date).

“Permitted Junior Intercreditor Agreement” means, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Initial Term A Loans (and other Secured Obligations that are secured by Liens on the Collateral ranking equally and ratably with the Liens securing the Initial Term A Loans), one or more intercreditor agreements, each of which shall be on terms which are consistent with market terms governing security arrangements for the sharing of liens on a junior basis at the time such intercreditor agreement is proposed to be established, as determined by the Borrower and the Collateral Agent in the exercise of reasonable judgment.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 9.15.

“Pledged Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis”  means, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent Test Period ended on or before the occurrence of such event (the “Reference Period”): (i) any asset sale and any asset acquisition, Investment (or series of related Investments) (including any Acquisition) in excess of $50,000,000, capital expenditure, construction, repair, replacement, improvement, development, disposition, merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions), any dividend, distribution or other similar payment, (ii) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary or of any Unrestricted Subsidiary as a Restricted Subsidiary and (iii) any incurrence, repayment, repurchase or redemption of Indebtedness, other than fluctuations in revolving borrowings in the ordinary course of business (and not resulting from a transaction as described in clause (i) above).  Pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” shall be determined in good faith by a Financial Officer of the Company.  Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.  For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, except to the extent the outstandings thereunder are reasonably expected to increase as a result of any transactions described in clause (i) of the first paragraph of this definition of “Pro Forma Basis” which occurred during the respective period or thereafter and on or prior to the date of determination. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Pro Rata Extension Offers” has the meaning assigned to such term in Section 2.23(a).

“Public Lender” has the meaning assigned to such term in Section 9.15.

“Qualified Equity Interests” means any Equity Interest other than Disqualified Stock.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinancing Amendment” has the meaning assigned to that term in Section 2.24(e).

“Refinancing Effective Date” has the meaning assigned to such term in Section 2.24(a).

“Refinancing Notes” means any secured or unsecured notes or loans issued by the Company or any Guarantor (whether under an indenture, a credit agreement or otherwise (other than this Agreement)) and the Indebtedness represented thereby; provided  that (a) 100% of the Net Proceeds of such Refinancing Notes are used to permanently reduce Loans and/or replace Commitments substantially simultaneously with the issuance thereof; (b) the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Loans so reduced and/or Commitments so replaced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); (c) the final maturity date of such Refinancing Notes is on or after the Term Facility Maturity Date or the Revolving Facility Maturity Date, as applicable, of the Term Loans so reduced or the Revolving Credit Commitments so replaced; (d) the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the Weighted Average Life to Maturity of the Term Loans so repaid or the Revolving Credit Commitments so replaced, as applicable; (e) the terms of such Refinancing Notes do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Term Facility Maturity Date of the Term Loans so reduced or the Revolving Facility Maturity Date of the Revolving Credit Commitments so replaced, as applicable (other than (x) in the case of Refinancing Notes in the form of notes, customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default and (y) in the case of Refinancing Notes in the form of loans, customary amortization and mandatory and voluntary prepayment provisions which are, when taken as a whole, consistent in all material respects with, or not materially less favorable to the Loan Parties than, those applicable to the Initial Term A Loans and/or Revolving Credit Commitments, as the case may be, with such Indebtedness to provide that any such mandatory prepayments as a result of asset sales, events of loss, or excess cash flow, shall be allocated on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) with the Initial Term A Loans outstanding pursuant to this Agreement); (f) there shall be no obligor with respect thereto that is not a Loan Party; (g) if such Refinancing Notes are secured by an asset of any Subsidiary, any Unrestricted Subsidiary or any Affiliate of the foregoing, the security agreements relating to such assets shall not extend to any assets not constituting Collateral and shall be no more favorable to the secured party or party, taken as a whole (determined by the Company in good faith) than the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and such Refinancing Notes shall be subject to the provisions of a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable; and (h) all other terms applicable to such Refinancing Notes (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates, floors, redemption or prepayment premiums and other pricing terms shall not be subject to the provisions set forth in this clause (h)) taken as a whole shall (as determined by the Company in good faith) be substantially similar to, or not materially less favorable to the Loan Parties than, the terms, taken as a whole (determined by the Company in good faith), applicable to the Term Loans so reduced or the Revolving Credit Commitments so replaced (except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date in effect at the time such Refinancing Notes are issued or are otherwise reasonably acceptable to the Administrative Agent).

“Refinancing Term Loans” has the meaning assigned to such term in Section 2.24(a).

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Replacement Revolving Credit Commitments” has the meaning assigned to such term in Section 2.24(c).

“Replacement Revolving Facility” has the meaning assigned to such term in Section 2.24(c).

“Replacement Revolving Facility Effective Date” has the meaning assigned to such term in Section 2.24(c).

“Replacement Revolving Loans” has the meaning assigned to such term in Section 2.24(c).

“Required Lenders” means, at any time, Lenders having Credit Exposures and unfunded Commitments representing greater than 50% of the aggregate U.S. Dollar Equivalent amount of Credit Exposures and unused Commitments at such time.  The Credit Exposures and unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Lenders” means, at any time, Revolving Lenders having Revolving Credit Commitments or (if the Revolving Credit Commitments have terminated, Revolving Credit Exposure) that, taken together, represent more than 50% of the sum of the U.S. Dollar Equivalent of all Revolving Credit Commitments (or, if the Revolving Credit Commitments have terminated, Revolving Credit Exposure at such time).  The Revolving Credit Exposures and unused Revolving Commitments of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time.

“Requirement of Law” means, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Revolving Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.19 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Revolving Lender’s Revolving Credit Commitment is set forth on Schedule 1.01B or in the Assignment and Assumption, Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable.  The aggregate amount of the Revolving Credit Commitments as of the Effective Date is $200,000,000.  After the Effective Date, additional Classes of Revolving Credit Commitments may be added or created pursuant to Extension Amendments or Refinancing Amendments.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of (a) the aggregate outstanding U.S. Dollar Equivalent of such Revolving Lender’s Revolving Loans and (b) the aggregate amount of such Revolving Lender’s LC Exposure at such time.

“Revolving Facility” means the Revolving Credit Commitments of any Class and the extensions of credit made hereunder by the Revolving Lenders of such Class and, for purposes of Section 9.02(b), shall refer to all such Revolving Credit Commitments as a single Class.

“Revolving Facility Maturity Date” means, as the context may require, (a) with respect to the Revolving Facility in effect on the Effective Date, the fifth anniversary of the Effective Date; and (b) with respect to any other Classes of Revolving Credit Commitments, the maturity dates specified therefor in the applicable Extension Amendment or Refinancing Amendment.

“Revolving Lender” means a Lender with a Revolving Credit Commitment.

“Revolving Loan” means a Loan made by a Revolving Lender pursuant to Section 2.01.  Unless the context otherwise requires, the term “Revolving Loans” shall include the Other Revolving Loans.

“Revolving Notes” has the meaning assigned to such term in Section 2.02(e).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means a country, region or territory that at any time is the subject or target of any comprehensive territorial Sanctions (as of the Effective Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury, (ii) the United Nations Security Council, (iii) the European Union or (iv) Her Majesty’s Treasury of the United Kingdom.

“SCS Acquisition” shall have the meaning assigned to such term in the preliminary statements hereto.

“SCS Acquisition Agreement” means that certain Purchase Agreement by and among SCS Secure Holdings LLC, MCSC LLC and the Company, dated as of October 20, 2015.

“SEC” means the Securities and Exchange Commission of the United State of America.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank, including any such Cash Management Agreement that is in effect on the Effective Date, unless when entered into such Cash Management Agreement is designated in writing by the Company and such Cash Management Bank to the Administrative Agent to not be included as a Secured Cash Management Agreement.

“Secured Hedge Agreement” means any Swap Agreement that is entered into by and between any Loan Party and any Hedge Bank, including any such Swap Agreement that is in effect on the Effective Date, unless when entered into such Secured Hedge Agreement is designated in writing by the Company and such Hedge Bank to the Administrative Agent to not be included as a Secured Hedge Agreement.  Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Hedge Agreement by a Guarantor shall not include any Excluded Swap Obligations with respect to such Guarantors.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Indebtedness, other than unsecured Indebtedness, of the Company and its Restricted Subsidiaries, as of such date (after giving effect to any incurrence or repayment of any such Indebtedness on such date) to (b) Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Company have been delivered (or were required to be delivered) as required by this Agreement, all determined on a consolidated basis and in accordance with GAAP; provided  that Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Secured Obligations” means, collectively, (a) the Obligations, (b) obligations in respect of any Secured Cash Management Agreement and (c) obligations in respect of any Secured Hedge Agreement; provided  that the Secured Obligations of any Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party, including, in each case, all interest and other monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Issuing Lender, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement, each sub-agent appointed pursuant to Article VIII  hereof by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document and each other Person to which any of the Obligations is owed.

“Security Agreement” means the Security Agreement substantially in the form of Exhibit D dated as of the Effective Date among the Company, each Guarantor and the Collateral Agent.

“Security Documents” means the Security Agreement and each other security document or pledge agreement delivered pursuant to Section 5.13  to secure any of the Secured Obligations or in accordance with applicable local law to grant a valid, perfected security interest in any property, and all UCC or other financing statements or instruments of perfection required by this Agreement or any security agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement and any other document or instrument utilized to pledge as collateral for the Secured Obligations any property of whatever kind or nature.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal.  Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board.  Eurodollar Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” means subordinated debt securities issued by the Company that (a) are subordinated to the Obligations pursuant to subordination provisions approved by Administrative Agent, (b) contain covenants, events of default and mandatory redemption, repayment, prepayment or repurchase requirements approved by Administrative Agent, and (c) do not mature, and are not subject to any scheduled amortization, redemption, repayment, prepayment or repurchase requirement, prior to the date one year after the Maturity Date.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary.”

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided  that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means each of the Initial Term A Facility and any Other Term Facility.

“Term Facility Maturity Date” means, as the context may require, (a) with respect to the Initial Term A Facility, the Initial Term A Facility Maturity Date and (b) with respect to any other Class of Term Loans, the maturity dates specified therefor in the applicable Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment.

“Term Loan” means the Initial Term A Loans and/or the Other Term Loans.

“Term Loan Borrowing” means any Initial Term A Borrowing or any Borrowing of Other Term Loans.

“Term Loan Commitment” means the commitment of a Term Loan Lender to make Term Loans, including Initial Term A Loans and/or Other Term Loans, in each case, as set forth on Schedule 1.01B.

“Term Loan Lender” means a Lender having a Term Loan Commitment or that holds Term Loans.

“Term Notes” has the meaning assigned to such term in Section 2.02(e).

“Test Period” means each period of four consecutive Fiscal Quarters of the Company then last ended (in each case taken as one accounting period).

“Total Indebtedness” means, as of any date, the sum of (a) the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, plus (b) the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding as of such date that is not required to be reflected on a balance sheet in accordance with GAAP, determined on a consolidated basis; provided  that, for purposes of clause (b) above, the term “Indebtedness” shall not include contingent obligations of the Company or any Restricted Subsidiary as an account party in respect of any letter of credit or letter of guaranty unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Indebtedness of the Company and its Restricted Subsidiaries as of such date (after giving effect to any incurrence or prepayment of Indebtedness on such date) to (b) Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Company have been delivered (or were required to be delivered) as required by this Agreement, all determined on a consolidated basis and in accordance with GAAP; provided  that Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Transactions” has the meaning assigned to such term in the Preliminary Statements of this Agreement.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from  time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Subsidiary” ” means (1) any Subsidiary of the Company, whether now owned or acquired or created after the Effective Date, that is designated after the Effective Date by the Company as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided  that the Company shall only be permitted to so designate a new Unrestricted Subsidiary after the Effective Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) all Investments in such Unrestricted Subsidiary at the time of designation are permitted in accordance with the relevant requirements of Section 6.04, (c) such Subsidiary being designated as an “Unrestricted Subsidiary” shall also, concurrently with such designation and thereafter, constitute an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under any Material Indebtedness issued or incurred on or after the Effective Date and (d) such Subsidiary was not previously designated as an Unrestricted Subsidiary and thereafter re-designated as a Restricted Subsidiary; and (2) any subsidiary of an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company (or its Subsidiaries) therein at the date of designation in an amount equal to the fair market value of the Company’s (or its Subsidiaries’) Investments therein, which shall be required to be permitted on such date in accordance with Section 6.04 (and not as an Investment permitted thereby in a Restricted Subsidiary).

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided  that no Default or Event of Default has occurred and is continuing or would result therefrom.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary on or after the Effective Date shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the applicable Loan Party (or its relevant Subsidiaries) in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s (or its relevant Subsidiaries’) Investment in such Subsidiary.

“USA PATRIOT Act” has the meaning set forth in Section 9.16.

“U.S. Dollars” or “$” refers to lawful money of the United States of America.

“U.S. Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in U.S. Dollars, such amount, and (b) with respect to any amount in an Alternative Currency, the equivalent in U.S. Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Alternative Currency at the time in effect under the provisions of such Section.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(B)(3).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means any Subsidiary of the Company all the Equity Interests of which (other than directors’ qualifying shares and Equity Interests held by other Persons to the extent such Equity Interests are required by applicable law to be held by a Person other than the Company or one of its Subsidiaries) is owned by the Company or one or more Wholly Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02      Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03      Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided  that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if GAAP is amended or revised subsequent to the Effective Date to cause operating leases to be treated as capitalized leases, then such change shall not be given effect hereunder, and those types of leases which were treated as operating leases as of the Effective Date shall continue to be treated as operating leases and not capitalized leases.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value,” as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.04      Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.05      Foreign Currency Calculations.

(a)      For purposes of determining the Revolving Credit Exposure, or any other amount as a result of foreign currency exchange rate fluctuation, the Administrative Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to each Alternative Currency in which any requested or outstanding Loan or Letter of Credit is denominated and shall apply such Exchange Rates to determine such Revolving Credit Exposure (in each case after giving effect to any Borrowings to be made or repaid and any Letters of Credit to be issued, amended, renewed, extended or terminated, to the extent practicable on or prior to the applicable date for such calculation).  The amount of any LC Disbursement made by an Issuing Lender in an Alternative Currency and not reimbursed by the Company shall be determined as set forth in paragraph (e) or (l) of Section 2.05, as applicable.

(b)      Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the Exchange Rate in effect on the date of such determination; provided  that no Default or Event of Default shall arise as a result of any limitation or threshold set forth in U.S. Dollars in Article VI or paragraph (f), (g) or (k) of Section 7.01 being exceeded solely as a result of changes in the Exchange Rate from those rates applicable at the time or times transactions were consummated in reliance on the exceptions under such Sections.

ARTICLE II

The Credits

Section 2.01      Commitments.

(a)      Subject to the terms and conditions set forth herein each Revolving Lender (severally and not jointly) agrees to make Revolving Loans to any Borrower in U.S. Dollars or Alternative Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (i) subject to Section 1.05, such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment, (ii) subject to Section 1.05, the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments, (iii) subject to Section 1.05, the U.S. Dollar Equivalent of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Alternative Currencies, exceeding the Alternative Currency Sublimit.  Within the foregoing limits and subject to the terms and conditions set forth herein, any Borrower may borrow, prepay and reborrow Revolving Loans.

(b)      Subject to the terms and conditions set forth herein, upon the request of the Company pursuant to Section 2.03, (i) each Initial Term A Loan Lender with an Initial Term A Loan Commitment (severally and not jointly) agrees to make Initial Term A Loans to the Company in U.S. Dollars on the Effective Date in an amount equal to such Lender’s Initial Term A Loan Commitment and (ii) each Incremental Term Loan Lender with an Incremental Term Loan Commitment (severally and not jointly) agrees to make Incremental Term Loans to the Borrower in U.S. Dollars on the relevant borrowing date in an amount equal to such Lender’s applicable Incremental Term Loan Commitment.  All such Term Loans shall be made on the applicable date by making immediately available funds available to the Administrative Agent’s designated account or to such other account as may be designated in writing to the Administrative Agent by the Company, not later than the time specified by the Administrative Agent.  The full amount of the Initial Term A Loan Commitments must be drawn in a single drawing on the Effective Date.  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

Section 2.02      Loans and Borrowings; Notes.

(a)      Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided  that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

(b)      Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as such Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender (each a “Designated Lender”) to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.13, 2.14, 2.15, 2.16, 2.18  and 2.22  shall apply to such Affiliate to the same extent as to such Lender); provided  that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)      At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000 (or, in the case of Alternative Currencies, such minimum amounts as may be specified by the Administrative Agent).  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000; provided  that an ABR Borrowing may be in an aggregate amount that is equal to (i) the entire unused balance of the total Revolving Credit Commitments or (ii) that which is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).  Borrowings of more than one Type and Class may be outstanding at the same time; provided  that there shall not at any time be more than a total of twelve Eurodollar Borrowings outstanding.

(d)      Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

(e)      The Borrowers’ obligations to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 9.04(b)(iv)  and shall, if requested by such Lender, promptly following request also be evidenced (i) in the case of Term Loans, by a promissory note duly executed and delivered by the applicable Borrower substantially in the form of Exhibit H, with blanks appropriately completed in conformity herewith (each a “Term Note” and, collectively, the “Term Notes”) and (ii) in the case of Revolving Loans, by a promissory note duly executed and delivered by the applicable Borrower substantially in the form of Exhibit I, with blanks appropriately completed in conformity herewith (each a “Revolving Note” and, collectively, the “Revolving Notes” and together with the Term Notes, the “Notes”).

(f)      Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation or any error in such notation shall not affect the Borrowers’ obligations in respect of such Loans.

(g)      Notwithstanding anything to the contrary contained above in this Section 2.02, or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to a Borrower shall affect or in any manner impair the obligations of a Borrower to pay the Loans (and all related Obligations) incurred by a Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Loan Documents.  Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in the preceding clause (f).  At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the applicable Borrower shall (at its expense) promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

Section 2.03      Requests for Borrowings.  To request a Borrowing (other than a continuation or conversion, which is governed by Section 2.07), the applicable Borrower shall notify the Administrative Agent of such request by telephone (or, by e-mail in accordance with Section 9.01):  (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly (and in any event, within 2 hours of any telephonic notification) by e-mail, hand delivery or telecopy to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit B  and signed by the applicable Borrower.  Each such telephonic, electronic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)      the currency (if other than U.S. Dollars) and aggregate amount of the requested Borrowing;

(ii)     the date of such Borrowing, which shall be a Business Day;

(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)     in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)      the Borrower requesting such Borrowing; and

(vi)     the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06(a).

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  If no currency is specified as to any Borrowing of Revolving Loans, then the requested Borrowing shall be made in U.S. Dollars.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04      [Reserved].

Section 2.05      Letters of Credit.

(a)      General.  Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit for its own account or for the joint and several account of the Company and a Borrowing Subsidiary denominated in U.S. Dollars or in an Alternative Currency, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Lender, at any time and from time to time during the Availability

Period.  Such Letters of Credit may be used for the benefit of any Subsidiary and may identify such Subsidiary in the text thereof so long as either the Company or any Borrowing Subsidiary is the account party thereon.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the applicable Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)      Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Lender) to the applicable Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (which shall be U.S. Dollars or an Alternative Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Lender, the Company also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total Revolving Credit Exposures shall not exceed the total Revolving Credit Commitments, (ii) the U.S. Dollar Equivalent of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Alternative Currencies, shall not exceed the Alternative Currency Sublimit, (iii) the aggregate face amount of all outstanding Letters of Credit shall not exceed the U.S. Dollar Equivalent of $20,000,000 and (iv) the aggregate face amount of all outstanding Letters of Credit issued by any Issuing Lender shall not exceed at any time such Issuing Lender’s Letter of Credit Subcommitment.

(c)      Expiration Date.  Each Letter of Credit shall expire (or be subject to termination upon notice from the applicable Issuing Lender to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year (unless otherwise mutually agreed upon by the Company and the applicable Issuing Lender or to the extent Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender) after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year (unless otherwise mutually agreed upon by the Company and the applicable Issuing Lender or to the extent Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender) after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Facility Maturity Date; provided, however, that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

(d)      Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Lender or the Revolving Lenders, each Issuing Lender hereby grants to each such Revolving Lender, and each such Revolving Lender hereby acquires from each Issuing Lender, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Lender, such Revolving Lender’s Applicable Percentage of (i) each LC Disbursement made by the applicable Issuing Lender in U.S. Dollars and (ii) the U.S. Dollar Equivalent, using the Exchange Rates in effect on the date such payment is required, of each LC Disbursement made by such Issuing Lender in an Alternative Currency, and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company, for any reason (or, if such reimbursement payment was refunded in an Alternative Currency, the U.S. Dollar Equivalent thereof using the Exchange Rates on the date of such refund).  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)      Reimbursement.  If any Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Local Time, on the Business Day immediately following the day the Company receives such notice; provided that if such LC Disbursement is not less than $100,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03  that such payment be financed with an ABR Revolving Loan in an equivalent amount, and to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing.  If the Company fails to make such payment when due then (i) if such payment relates to an Alternative Currency Letter of Credit, automatically and with no further action required, the Company’s obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse in U.S. Dollars the U.S. Dollar Equivalent, calculated using the Exchange Rates on the date when such payment was due, of such LC Disbursement and (ii) in the case of each LC Disbursement, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Revolving Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.06  with respect to Loans made by such Revolving Lender (and Section 2.06  shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lender in U.S. Dollars or U.S. Dollar Equivalent, as applicable, the amounts so received by it from such Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Lender, then to such Revolving Lenders and the applicable Issuing Lender as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Lender for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.  If the Company’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the applicable Issuing Lender or any Revolving Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in U.S. Dollars, the Company shall, at its option and in compliance with all applicable exchange control restrictions, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Lender or Revolving Lender or (y) reimburse each LC Disbursement made in such Alternative Currency in U.S. Dollars, in an amount equal to the U.S. Dollar Equivalent, calculated using the applicable Exchange Rate on the date such LC Disbursement is made.

(f)      Obligations Absolute.  The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Lenders, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Lender; provided  that the foregoing shall not be construed to excuse any Issuing Lender from liability to the Company to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of such Issuing Lender (as finally determined by a court of competent jurisdiction), each Issuing Lender shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)      Disbursement Procedures.  Each Issuing Lender shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of any demand for payment under a Letter of Credit and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided  that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Lender and the Lenders with respect to any such LC Disbursement.

(h)      Interim Interest.  If any Issuing Lender shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement: (i) if such LC Disbursement is made in U.S. Dollars, and at all times following the conversion to U.S. Dollars of an LC Disbursement made in an Alternative Currency pursuant to paragraph (e) above, at the rate per annum then applicable to ABR Revolving Loans, and (ii) if such LC Disbursement is made in an Alternative Currency, at all times prior to its conversion to U.S. Dollars pursuant to paragraph (e) above, at a rate equal to the rate reasonably determined by the applicable Issuing Lender to be the cost to such Issuing Lender of funding such LC Disbursement plus the Applicable Margin applicable to Eurodollar Revolving Loans at such time; provided  that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(j)  shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the applicable Issuing Lender shall be for the account of such Lender to the extent of such payment.

(i)      Replacement of an Issuing Lender.  Any Issuing Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender.  The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Lender.  At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.11(b).  From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require.  After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)      Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Revolving Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount of Cash Collateral equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided  that (i) the portions of such amount attributable to undrawn Alternative Currency Letters of Credit or LC Disbursements in an Alternative Currency that the Company is not late in reimbursing shall be deposited in the applicable Alternative Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in clause (h) or (i) of Article VII.  For the purposes of this paragraph, the Alternative Currency LC

Exposure shall be calculated using the Exchange Rates on the date notice demanding cash collateralization is delivered to the Company or such cash collateralization otherwise becomes due and payable.  The Company also shall deposit Cash Collateral pursuant to this paragraph as and to the extent required by Section 2.10(b).  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lenders for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Company under this Agreement.  If the Company is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.  If the Company is required to provide an amount of Cash Collateral hereunder pursuant to Section 2.10(b), such amount (to the extent not applied as aforesaid) shall be returned to the Company as and to the extent that, after giving effect to such return, the Company would remain in compliance with Section 2.10(b)  and no Default shall have occurred and be continuing.

(k)      Cash Collateralization upon Termination of Commitments.  In the event that the Company terminates the Commitments pursuant to Section 2.08  and there are outstanding Letters of Credit at such time, the Company shall pledge to, and deposit in an account with, each Issuing Lender an amount of Cash Collateral equal to the aggregate face amount of such Issuing Lender's Letters of Credit.

(l)      Conversion.  In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that the Company is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent, in respect of LC Disbursements made under any Alternative Currency Letter of Credit (other than amounts in respect of which the Company has deposited Cash Collateral pursuant to paragraph (j) above, if such Cash Collateral was deposited in the applicable Alternative Currency to the extent so deposited or applied), (ii) that the Revolving Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the applicable Issuing Lender pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Alternative Currency Letter of Credit and (iii) of each Revolving Lender’s participation in any Alternative Currency Letter of Credit under which an LC Disbursement has been made shall, in each case, automatically and with no further action required, be converted into the U.S. Dollar Equivalent, calculated using the Exchange Rate on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts.  On and after such conversion, all amounts accruing and owed to the Administrative Agent, the applicable Issuing Lender or any Revolving Lender in respect of the obligations described in this paragraph shall accrue and be payable in U.S. Dollars.

(m)      Issuing Lender Agreements.  Unless otherwise requested by the Administrative Agent, each Issuing Lender shall report in writing to the Administrative Agent (i) on the first Business Day of each month, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding month, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Lender shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Lender makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Company or the applicable Subsidiary Borrower, as the case may be, fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Lender on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

Section 2.06      Funding of Borrowings.

(a)      Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 12:00 noon, Local Time, (or 1:00 p.m., Local Time, in the case of ABR Borrowing where notice thereof is received after 10:00 a.m., Local Time on the date of such Borrowing) to the account of the Administrative Agent most recently designated by it for such purpose for Loans of such Class and currency by notice to the applicable Lenders.  The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by such Borrower in the applicable Borrowing Request or to such other account as may be designated in writing to the Administrative Agent by the Company; provided  that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e)  shall be remitted by the Administrative Agent to the applicable Issuing Lender.

(b)      Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the applicable Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07      Interest Elections.

(a)      Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  Each Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)      To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone (or, by e-mail in accordance with Section 9.01) by the time that a Borrowing Request would be required under Section 2.03  if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic (or electronic) Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit J  and signed by the applicable Borrower.  Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d)  or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments or currency pursuant to which such Borrowing was made.

(c)      Each telephonic, electronic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)      the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)      the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)      whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)      if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)      Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender holding a Loan to which such request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)      If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing (i) shall be converted to an ABR Borrowing in the case of a Eurodollar Borrowing denominated in U.S. Dollars and (ii) shall be continued as a Eurodollar Borrowing with an Interest Period of one month in the case of a Eurodollar Borrowing denominated in an Alternative Currency.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing in U.S. Dollars may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be (x) in the case of Eurodollar Borrowing denominated in U.S. Dollars, converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (y) in the case of Eurodollar Borrowing denominated in an Alternative Currency, continued as a Eurodollar Borrowing with an Interest Period of one month at the end of the Interest Period applicable thereto.

Section 2.08      Termination and Reduction of Commitments.

(a)      Unless previously terminated in accordance with the terms of this Agreement, the Revolving Credit Commitments shall terminate on the Revolving Facility Maturity Date, and the Initial Term A Loan Commitment shall terminate upon the close of business on the earlier of (a) 5:00 p.m. New York City time on the Effective Date and (b) the funding of the Initial Term A Loans.

(b)      The Company may at any time terminate or from time to time reduce the Revolving Credit Commitments; provided  that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of the U.S. Dollar Equivalent of $5,000,000 and (ii) the Company shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the aggregate Revolving Credit Commitments.

(c)      The Company shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided  that a notice of termination of the Revolving Credit Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Credit Commitments shall be permanent.  Each reduction of the Revolving Credit Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Credit Commitments.

Section 2.09      Repayment of Loans.

(a)      Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the accounts of the applicable Lenders the then unpaid principal amount of each Borrowing of such Borrower no later than the applicable Maturity Date.  Each Borrower agrees to repay the principal amount of each Loan made to such Borrower and the accrued interest thereon in the currency of such Loan.  The Company shall repay the Initial Term A Loans on each March 31, June 30, September 30 and December 31 to occur during the term of this Agreement (commencing on March 31, 2016) and on the applicable Term Facility Maturity Date or, if any such date is not a Business Day, on the next succeeding Business Day (each such date being referred to as an “Initial Term A Loan Installment Date”), in an aggregate principal amount of such Initial Term A Loans equal to (i) 1.25% of the aggregate principal amount of such Initial Term A Loans incurred on the Effective Date on each Initial Term A Loan Installment Date on or prior to December 31, 2017, (ii) 1.875% of the aggregate principal amount of such Initial Term A Loans incurred on the Effective Date on each Initial Term A Loan Installment Date thereafter and on or prior to December 31, 2018, (iii) 2.50% of the aggregate principal amount of such Initial Term A Loans incurred on the Effective Date on each Initial Term A Loan Installment Date thereafter and on or prior to December 31, 2019 and (iv) 3.75%% of the aggregate principal amount of such Initial Term A Loans incurred on the Effective Date on each Initial Term A Loan Installment Date thereafter and prior to the Initial Term A Facility Maturity Date, with the balance of all Initial Term A Loans payable on the Initial Term A Facility Maturity Date.  In the event that any Other Term Loans are made, the applicable Borrower shall repay such Other Term Loans on the dates and in the amounts set forth in the related Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment.

(b)      Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)      The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)      The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima  facie  evidence of the existence and amounts of the obligations recorded therein; provided  that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

Section 2.10      Prepayment of Loans.

(a)      Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section, in a minimum amount equal to $1,000,000 or any integral multiple of $500,000 (or the U.S. Dollar Equivalents thereof) in excess thereof in the case of any Borrowing denominated in U.S. Dollars or an Alternative Currency; provided  that the foregoing shall not prohibit prepayment in an amount less than the denominations specified above if the amount of such prepayment constitutes the remaining outstanding balance of the Borrowing being prepaid.

(b)      In the event and on each occasion that the sum of the Revolving Credit Exposure exceeds the total Revolving Commitments, the Borrowers shall prepay the Borrowings under the Revolving Facility (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate principal amount equal to such excess.

(c)      Prior to any optional prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(d)      The applicable Borrower shall notify the Administrative Agent by telephone (or by e-mail in accordance with Section 9.01  and in any event as confirmed by telecopy) of any prepayment of a Borrowing hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days before the date of such prepayment, and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided  that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c).  Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing and each voluntary prepayment of a Term Loan Borrowing shall be applied ratably to the Term Loans included in the prepaid Term Loan Borrowing in such order of application as directed by the Company.  Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.12  and (ii) break funding payments pursuant to Section 2.15.

Section 2.11      Fees.

(a)      The Company shall pay to the Administrative Agent for the account of each Lender a commitment fee in U.S. Dollars, which shall accrue at the Applicable Commitment Fee Rate on the daily amount of the unused Revolving Credit Commitment of such Lender during the Availability Period.  Accrued commitment fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year and on the Revolving Facility Maturity Date, commencing on the first such date to occur after the Effective Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)      The Company shall pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Credit Commitment terminates and the date on which it ceases to have any LC Exposure, and (ii) to each Issuing Lender a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of such Issuing Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided  that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand.  Any other fees payable to any Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)      The Company shall pay to the Administrative Agent and the Lead Arranger, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company, the Administrative Agent and the Lead Arranger.

(d)      All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

Section 2.12      Interest.

(a)      The Revolving Loans comprising each ABR Revolving Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin for ABR Revolving Loans.  The Initial Term A Loans comprising each ABR Term Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin for ABR Initial Term A Loans.

(b)      The Revolving Loans comprising each Eurodollar Revolving Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for Eurodollar Revolving Loans.  The Initial Term A Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus  the Applicable Margin for Eurodollar Initial Term A Loans.

(c)      Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)      Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Credit Commitments; provided  that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)      All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)      The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement.  The rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(g)      Notwithstanding any other provision of this Agreement, if and to the extent that the laws of any jurisdiction in which a Borrower is organized or from which Loans are made are applicable to interest payable under this Agreement, no interest on the credit advanced will be payable in excess of that permitted by such laws.

Section 2.13      Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)      the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period for the applicable currency; or

(ii)      the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period for the applicable currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist (which notice shall be promptly given by the Administrative Agent when such circumstances no longer exist), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided  that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

Section 2.14      Increased Costs; Illegality.

(a)      If any Change in Law shall:

(i)      impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by or participated in, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Lender;

(ii)      subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)      impose on any Lender or Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or to such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount), then, upon the request of such Lender, such Issuing Lender or such other Recipient, the Company will pay to such Lender, such Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that such Person shall only be entitled to seek such additional amounts if such Person is generally seeking the payment of similar additional amounts from similarly situated borrowers in comparable credit facilities.

(b)      If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered; provided that such Person shall only be entitled to seek such additional amounts if such Person is generally seeking the payment of similar additional amounts from similarly situated borrowers in comparable credit facilities.

(c)      A certificate of a Lender or Issuing Lender setting forth in reasonable detail the basis for and computation of the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)      Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided  that the Company shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)      If, in any applicable jurisdiction outside of the United States, an Issuing Lender or any Revolving Lender or any Designated Lender of a Revolving Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Issuing Lender or such Revolving Lender or its applicable Designated Lender to (i) perform any of its obligations hereunder or under any other Loan Document in its capacity as an Issuing Lender, Revolving Lender or Designated Lender of a Revolving Lender, as applicable, (ii) to fund or maintain its participation in any Revolving Loan or (iii) issue, make, maintain, fund or charge interest with respect to any Obligations under the Revolving Facility, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Company, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest with respect to any such Obligation under the Revolving Facility shall be suspended, and to the extent required by applicable Requirements of Law, cancelled (but in each case, only to the extent it is the general policy of such Person to take the foregoing actions with respect to similarly situated borrowers in such applicable jurisdiction under similar circumstances under agreements permitting such Person to take such actions).  Upon delivery of such notice, such Person shall use commercially reasonable efforts to assign to one or more assignees permitted under Section 9.04  all of its rights and obligations under this Agreement as relate to the Revolving Facility (including all of its Revolving Credit Commitments and the Revolving Loans at the time owing to it).  To the extent that such Person has been unable to consummate an assignment contemplated by the foregoing sentence after its use of commercially reasonable efforts to do so, such Person shall notify the Borrowers and the Borrowers shall, (A) repay that Person’s participation in the Revolving Loans or other applicable Obligations under the Revolving Facility on the last day of the Interest Period for each Revolving Loan or other Obligation under the Revolving Facility occurring after the Administrative Agent has notified the Company or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Requirements of Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

Section 2.15      Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(d)  and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.18, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense actually incurred that is attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits in the applicable currency of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth in reasonable detail the basis for and computation of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16      Taxes.

(a)      Payments Free of Taxes.  All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Requirements of Law.  If any applicable Requirements of Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax in respect of any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)      Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)      Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)      [Reserved].

(e)      Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)      Status of Lenders.

(i)      Any Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to any payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)     Without limiting the generality of the foregoing,

(A)      any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)      any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)      in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party two executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax;

(2)      two executed originals of IRS Form W-8ECI;

(3)      in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no interest payments under any Loan Documents are effectively connected with such Foreign Lender’s conduct of a United States trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4)      to the extent a Foreign Lender is not the beneficial owner (e.g., where the Lender is a partnership or a participating Lender), two executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided  that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of such direct and indirect partner(s);

(C)      any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)      if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

Each Lender agrees that if any documentation it previously delivered pursuant to this Section 2.16(f) expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender pursuant to this Section 2.16(f).

(g)      Treatment of Certain Refunds.  If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Company or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 2.16  with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including any taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided  that the Company, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.

(h)      Survival.  Each party’s obligations under this Section 2.16  shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)      For purposes of this Section 2.16, the term “Lender” includes the Issuing Lender.

Section 2.17      Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)      Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15  or 2.16, or otherwise) prior to the time expressly required hereunder for such payment or, if no such time is expressly required, prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the applicable account specified in Schedule 2.17 or, in any such case, to such other account as the Administrative Agent shall from time to time specify in a notice delivered to the Company, except payments to be made directly to an Issuing Lender as expressly provided herein and except that payments pursuant to Section 2.14, 2.15, 2.16  and 9.03  shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under any Loan Document of principal or interest in respect of any Loan or LC Disbursement shall be made in the currency of such Loan or LC Disbursement, and all other payments hereunder or under any other Loan Document shall be made in U.S. Dollars, except as otherwise expressly provided; provided  that if, for any reason, a Borrower is prohibited by Requirements of Law from making any required payment hereunder in the currency of a Loan or LC Disbursement, such Borrower shall make such payment in U.S. Dollars in the U.S. Dollar Equivalent of the payment amount with respect to such currency.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment.  Any payment required to be made by a Borrower hereunder shall be deemed to have been made by the time required if such Borrower shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Borrower to make such payment.

(b)      If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)      If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, or participations in LC Disbursements, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans, and participations in LC Disbursements, and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans, and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, and participations in LC Disbursements; provided  that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.  For purposes of subclause (b) of the definition of Excluded Taxes, a Lender that acquires a participation pursuant to this Section 2.17(c) shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.

(d)      Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lenders, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)      If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d), or (e), 2.06(b), 2.17(d)  or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)      (i)      Any proceeds of any Collateral securing the Secured Obligations of the Company in connection with any enforcement or any bankruptcy or insolvency proceeding shall be applied, subject to any applicable Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Agents and the Issuing Lenders from the Company, second, to pay any fees or expense reimbursements then due to the Lenders from the Company, third, to pay interest then due and payable on the Company’s Loans ratably, fourth, to prepay principal on the Company’s Loans and unreimbursed LC Disbursements and to pay any amounts owing with respect to the Company’s Obligations under the Secured Cash Management Agreements and Secured Hedge Agreements, ratably (with amounts applied to any such Term Loans applied to installments of the Term Loans ratably in accordance with the then outstanding amounts thereof), and to pay an amount (without duplication of any other amounts paid to the Administrative Agent under Section 2.17(f) for this purpose) to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Exposure, to be held as Cash Collateral for such Obligations; provided  that if any Letter of Credit that has been so Cash Collateralized expires while Cash Collateral so deposited still remains, such Cash Collateral shall be applied in the manner specified in this paragraph, and fifth, to the payment of any other Secured Obligation due to the Agents or any Lender by the Company.

(ii)      Any payments made by the Loan Parties under the Loan Documents received by the Administrative Agent (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.10), or (C) proceeds of any asset securing any Secured Obligation, or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied, subject to any applicable Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Agents and the Issuing Lenders from the Borrowers, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and to payment of any amounts owing with respect to Secured Cash Management Agreements and Secured Hedge Agreements, ratably (with amounts applied to the Term Loans applied to installments of the Term Loans ratably in accordance with the then outstanding amounts thereof), fifth, to pay an amount (without duplication of any other amounts paid to the Administrative Agent under Section 2.16(g) for this purpose) to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Exposure, to be held as Cash Collateral for such Obligations, and sixth, to the payment of any other Secured Obligation due to the Agents or any Lender by the Borrowers.

(iii)      Notwithstanding the foregoing in this Section 2.17(f), amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.  The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

Section 2.18      Mitigation Obligations; Replacement of Lenders.

(a)      If any Lender requests compensation under Section 2.14, or if a Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14  or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)      If any Lender requests compensation under Section 2.14, or if a Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) above, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments made pursuant to Sections 2.14 and 2.16) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided  that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Credit

Commitment is being assigned, the Issuing Lenders), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14  or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.19      Incremental Commitments.

(a)      At any time and from time to time prior to the Latest Maturity Date, the Company may, by written notice to the Administrative Agent (which the Administrative Agent shall promptly furnish to each Lender), request that one or more Persons (which may include the then-existing Lenders) establish Incremental Revolving Commitments or Incremental Term Loans under this paragraph (a), it being understood that (x) if such Incremental Commitment is to be provided by a Person that is not already a Lender, the Administrative Agent shall have consented to such Person being a Lender hereunder to the extent such consent would be required pursuant to Section 9.04(b)  in the event of an assignment to such Person (such consent not to be unreasonably withheld) and (y) the Company may agree to accept less than the amount of any proposed Incremental Commitment; provided  that the minimum aggregate principal amount accepted shall equal the lesser of (i) $10,000,000 or (ii) the aggregate Incremental Commitments proposed to be provided in response to the Company's request.  The minimum aggregate principal amount of any Incremental Commitment shall be $10,000,000, (or such lesser amount as may be agreed by the Administrative Agent).  In no event shall the aggregate amount of all Incremental Commitments pursuant to this paragraph (a) (when taken together with any Incremental Equivalent Debt incurred prior to such date) be greater than (i) $150,000,000 and (ii) any other amount so long as, in the case of this clause (ii), on a pro forma basis after giving effect to the incurrence of any such Incremental Commitment (assuming, in the case of any Incremental Revolving Credit Commitment or a delayed draw Incremental Term Loan, the full amount thereof is drawn) and after giving effect to any Acquisition consummated in connection therewith and all other appropriate pro forma adjustments, the Secured Leverage Ratio does not exceed 2.50 to 1.00 on a Pro Forma Basis (with any Incremental Equivalent Debt under Section 6.01(h) being deemed to constitute secured Indebtedness for the purposes of calculating the Secured Leverage Ratio even if unsecured).  The Company may arrange for one or more banks or other financial institutions, which may include any Lender, to extend Revolving Credit Commitments, increase their existing Revolving Credit Commitments or provide Incremental Term Loans in an aggregate amount equal to the amount of the Incremental Commitment.  In the event that one or more of such Persons offer to increase or enter into such Revolving Credit Commitments, and such Persons, the Company, any other applicable Borrower and the Administrative Agent agree as to the amount of such Revolving Credit Commitments to be allocated to the respective Persons making such offers and the fees (if any) to be payable by the Company in connection therewith, the Company, any other applicable Borrower, such Persons and the Administrative Agent shall execute and deliver an Incremental Assumption Agreement.  Incremental Term Loans may be made hereunder pursuant to an amendment, restatement or amendment and restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender participating in such tranche, each Person joining this Agreement as Lender by participation in such tranche, if any, and the Administrative Agent.  The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Company and the Administrative Agent, to effect the provisions of this Section 2.19.

(b)      Notwithstanding the foregoing, no increase in the Revolving Credit Commitments (or in the Revolving Credit Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this Section 2.19  unless on the proposed date of the effectiveness of such Incremental Commitment (i) the Administrative Agent shall have received a certificate dated such date and executed by a Financial Officer of the Company that the conditions set forth in paragraphs (a) and (b) of Section 4.02  shall have been satisfied or waived by the Required Lenders and (ii) the Administrative Agent shall have received documents from the Company consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrowers to borrow hereunder after giving effect to such Incremental Commitment; provided  that, with respect to any Incremental Commitment incurred for the primary purpose of financing a Limited Conditionality Acquisition (“Acquisition-Related Incremental Commitments”), clause (i) of this sentence shall be deemed to have been satisfied so long as (1) as of the date of effectiveness of the related Limited Conditionality Acquisition Agreement, no Default is in existence or would result from entry into such documentation, (2) as of the date of the borrowing of such Acquisition-Related Incremental Commitment, no Event of Default under clause (a), (b), (h) or (i) of Article VII is in existence immediately before or after giving effect (including on a Pro Forma Basis) to such borrowing and to any concurrent transactions and any substantially concurrent use of proceeds thereof, (3) the representations and warranties set forth in Article III shall be true and correct in all material respects (or in all respects if qualified by materiality) as of the date of effectiveness of the applicable Limited Conditionality Acquisition Agreement and (4) as of the date of the borrowing of such Acquisition-Related Incremental Commitment, customary “Sungard” representations and warranties (with such representations and warranties to be reasonably determined by the Lenders providing such Acquisition-Related Incremental Commitments) shall be true and correct in all material respects (or in all respects if qualified by materiality) immediately prior to, and after giving effect to, the incurrence of such Acquisition-Related Incremental Commitment.  Nothing contained in this Section 2.19  shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Credit Commitment hereunder, or provide Incremental Term Loans, at any time.

(c)      The applicable Borrower and each Incremental Term Loan Lender and/or Incremental Revolving Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Loan Lender and/or Incremental Revolving Credit Commitment of such Incremental Revolving Lender.  Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Credit Commitments; provided  that:

(i)      (w) any commitments to make additional Initial Term A Loans shall have the same terms as the Initial Term A Loans, and shall form part of the same Class of Initial Term A Loans, (x) any commitments to make Term Loans with pricing, maturity, amortization and/or other terms different from the Initial Term A Loans (“Other Incremental Term Loans”) shall be subject to compliance with clauses (ii) through (vi) below and (y) the terms of any Incremental Revolving Credit Commitments, to the extent not consistent with the then outstanding Revolving Credit Commitments, shall not be more favorable, taken as a whole, to the lenders providing such Incremental Revolving Credit Commitment than the terms of the then outstanding Revolving Credit Commitments (other than with respect to terms and conditions applicable after the then latest Revolving Facility Maturity Date) and shall require no scheduled amortization or mandatory commitment reduction prior to the then latest Revolving Facility Maturity Date,

(ii)      the Other Incremental Term Loans incurred pursuant to clause (a) of this Section 2.19  shall be secured by Liens that rank equal in priority with the Liens securing the existing Loans,

(iii)      the final maturity date of any such Other Incremental Term Loans shall be no earlier than the Latest Maturity Date applicable to Term Loans in effect at the date of incurrence of such Other Incremental Term Loans, and, except as to pricing, amortization, final maturity date and ranking as to security (which shall, subject to the other clauses of this proviso, be determined by the Company and the Incremental Term Loan Lenders in their sole discretion), shall have terms, to the extent not consistent with the Initial Term A Loans, shall not be more favorable, taken as a whole, to the lenders providing such Incremental Term Loans than the terms of the Initial Term A Loans (other than with respect to terms and conditions applicable after the then latest Term Facility Maturity Date and except that to the extent any Incremental Term Loans consist of term “B” loans with annual amortization prior to final maturity that is not in excess of 1% of the original principal amount thereof, the terms of such term “B” loans may contain different terms consistent with then prevailing market terms for institutional loans (as reasonably determined by the Company and the Administrative Agent) and may include, without limitation, a customary excess cash flow sweep),

(iv)      the Weighted Average Life to Maturity of any such Other Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the then outstanding Term Loans with the longest remaining Weighted Average Life to Maturity,

(v)      there shall be no borrower (other than the Company) or guarantor (other than the Guarantors) in respect of any Incremental Term Loan Commitments or Incremental Revolving Credit Commitments, and

(vi)      Other Incremental Term Loans and Incremental Revolving Credit Commitments shall not be secured by any asset of the Company or its Subsidiaries other than the Collateral.

Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement or Incremental Term Loan Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments evidenced thereby as provided for in Section 9.02.  Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.19  and any such Collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent with the Company’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.  Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Other Incremental Term Loans), when originally made, are included in each Borrowing of the outstanding applicable Class of Term Loans on a pro rata basis, and (ii) all Revolving Loans in respect of Incremental Revolving Credit Commitments, when originally made, are included in each Borrowing of the applicable Class of outstanding Revolving Loans on a pro rata basis.

Section 2.20      Borrowing Subsidiaries.

(a)      After the Effective Date, the Company may designate any Restricted Subsidiary of the Company as a Borrowing Subsidiary with the ability to request credit under the Revolving Credit Commitment upon satisfaction of the following conditions:

(i)      The Administrative Agent shall have received a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company, and the Administrative Agent shall have consented to the applicable Restricted Subsidiary becoming a Borrowing Subsidiary hereunder.

(ii)      The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (if applicable) the Money Laundering Regulations 2003 of the United Kingdom (as amended) in respect of such Subsidiary.

(iii)      The Collateral Agent shall have received a pledge of the Equity Interests of such Borrowing Subsidiary (to the extent required under this Agreement) pursuant to documents (including opinions of counsel) reasonably satisfactory to the Administrative Agent and shall be satisfied with the Collateral and Guarantee Requirement insofar as it relates to the assets of such Borrowing Subsidiary and any other legal matters relating to such Borrowing Subsidiary and and shall have received such Borrowing Subsidiary’s Borrowing Subsidiary Agreement, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(iv)      The Administrative Agent shall have received organizational documents, authorizing resolutions, officers’ certificates, good standing and existence and such other instruments, documents and agreements in respect of such Subsidiary as the Administrative Agent may reasonably request and legal opinions in form and substance reasonably satisfactory to Administrative Agent, and covering such other matters relating to such Borrowing Subsidiary and its Borrowing Subsidiary Agreement as the Administrative Agent shall reasonably request.

(v)      The Administrative Agent shall have received a joinder to the Guarantee Agreement executed by the Company in its capacity as a Guarantor of the Obligations of such Borrowing Subsidiary.

(b)      Upon satisfaction of the conditions set forth in paragraph (a) of this Section 2.20, such Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary with the ability to request credit under the Revolving Credit Commitments, and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Restricted Subsidiary, whereupon such Restricted Subsidiary shall cease to be a Borrowing Subsidiary, and a party to this Agreement.  Notwithstanding the preceding sentence, (x) no particular Subsidiary may be added and terminated under this Section 2.20  more than twice during the term of this Agreement and (y) no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary at a time when any principal of or interest on any Revolving Loan to such Borrowing Subsidiary or any Letter of Credit issued for the account of such Borrower, shall be outstanding hereunder, provided  that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Borrowing Subsidiary to make further Borrowings or to request Letters of Credit under this Agreement.  As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall send a copy thereof to each Lender.

Section 2.21      Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the applicable Issuing Lender (with a copy to the Administrative Agent), the Company shall Cash Collateralize such Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iv)  and any Cash Collateral provided by such Defaulting Lender) in an amount equal to the LC Exposure as of such date.

(a)      Grant of Security Interest.  The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lenders as herein provided, or that the total amount of such Cash Collateral is less than the LC Exposure as of such date, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)      Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.21  or Section 2.22  in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)      Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.21  following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the applicable Issuing Lender that there exists excess Cash Collateral; provided  that, subject to Section 2.21, the Person providing Cash Collateral and the applicable Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided  further  that to the extent that such Cash Collateral was provided by the Company, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.22      Defaulting Lenders.

(a)      Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)      Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and the last sentence of Section 9.02(b).

(ii)      Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII  or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08  shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender hereunder; third, to Cash Collateralize each Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.21; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.21;  sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided  that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02  were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.22(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii)  shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)      Certain Fees.

(A)      No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.11(a)  for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)      Each Defaulting Lender shall be entitled to receive participation fees pursuant to Section 2.11(b)  for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.21.

(C)      With respect to any participation fees not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Company shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Disbursements that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)      Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in LC Disbursements shall be reallocated among the Non-Defaulting

Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 4.02  are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)      Cash Collateral.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize each Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.21.

(b)      Defaulting Lender Cure.  If the Company, the Administrative Agent and the Issuing Lenders agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.22(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided  that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)      Letters of Credit.  So long as any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.23      Extensions of Loans and Commitments.

(a)      Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers made from time to time by the Company to all Lenders of any Class of Term Loans and/or Revolving Credit Commitments on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, on the aggregate outstanding Revolving Credit Commitments under such Revolving Facility, as applicable), and on the same terms to each such Lender (“Pro Rata Extension Offers”), the Company is hereby permitted to consummate transactions with individual Lenders that agree to such transactions from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans).  For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, (i) in the case of an offer to the Lenders under any Class of Term Loans, that all of the Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same and (ii) in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Credit Commitments of such Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same.  Any such extension (an “Extension”) agreed to between the Company and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Other Term Loan for such Lender if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”) or an Other Revolving Credit Commitment for such Lender if such Lender is extending an existing Revolving Credit Commitment (such extended Revolving Credit Commitment, an

“Extended Revolving Credit Commitment”, and any Revolving Loan made pursuant to such Extended Revolving Credit Commitment, an “Extended Revolving Loan”).  Each Pro Rata Extension Offer shall specify the date on which the Company proposes that the Extended Term Loan shall be made or the proposed Extended Revolving Credit Commitment shall become effective, which shall be a date not earlier than five (5) Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).

(b)      The Company and each Extending Lender shall execute and deliver to the Administrative Agent an amendment to this Agreement (an “Extension Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Credit Commitments of such Extending Lender.  Each Extension Amendment shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Credit Commitments; provided, that (i) except as to interest rates, fees and any other pricing terms, and amortization, final maturity date and participation in prepayments and commitment reductions (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Company and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have (x) the same terms as the existing Class of Term Loans from which they are extended or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the latest Term Facility Maturity Date in effect on the date of incurrence, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates and (iv) except as to interest rates, fees, any other pricing terms and final maturity (which shall be determined by the Company and set forth in the Pro Rata Extension Offer), any Extended Revolving Credit Commitment shall have (x) the same terms as the existing Class of Revolving Credit Commitments from which they are extended or (y) have such other terms as shall be reasonably satisfactory to the Administrative Agent and, in respect of any other terms that would affect the rights or duties of any Issuing Lender, such terms as shall be reasonably satisfactory to such Issuing Lender.  Upon the effectiveness of any Extension Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Credit Commitments evidenced thereby as provided for in Section 9.02.  Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Company’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.  If provided in any Extension Amendment with respect to any Extended Revolving Credit Commitments, and with the consent of each Issuing Lender, participations in Letters of Credit shall be reallocated to Lenders holding such Extended Revolving Credit Commitments in the manner specified in such Extension Amendment, including upon effectiveness of such Extended Revolving Credit Commitment or upon or prior to the maturity date for any Class of Revolving Credit Commitments.

(c)      Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Credit Commitment will be automatically designated an Extended Revolving Credit Commitment.

(d)      Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.23), (i) no Extended Term Loan or Extended Revolving Credit Commitment is required to be in any minimum amount or any minimum increment, (ii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Credit Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Credit Commitment), (iii) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Credit Commitment implemented thereby, (iv) all Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that rank equally and ratably in right of security with all other Obligations of the Class being extended, (v) no Issuing Lender shall be obligated to issue Letters of Credit under such Extended Revolving Credit Commitments unless it shall have consented thereto and (vi) there shall be no borrower (other than the Borrowers) and no guarantors (other than the Guarantors) in respect of any such Extended Term Loans or Extended Revolving Credit Commitments.

(e)      Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided, that the Company shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

Section 2.24      Refinancing Amendments.

(a)      Notwithstanding anything to the contrary in this Agreement, the Company may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), all Net Proceeds of which are used to refinance in whole or in part any Class of Term Loans.  Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Company proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its sole discretion); provided, that:

(i)      in connection with the refinancing of any Class of Term Loans in part, before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.02  shall be satisfied;

(ii)     in connection with the refinancing of any Class of Term Loans in whole, before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.02  shall be satisfied to the extent required by the Refinancing Amendment governing such Refinancing Term Loans;

(iii)    the final maturity date of the Refinancing Term Loans shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans;

(iv)     the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans;

(v)      the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(vi)     all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the Company and the Lenders providing such Refinancing Term Loans) taken as a whole shall (as determined by the Company in good faith) be substantially similar to, or not materially less favorable to the Company and its Subsidiaries than, the terms, taken as a whole, applicable to the Initial Term A Loans (except to the extent such covenants and other terms apply solely to any period after the then applicable Term Facility Maturity Date or are otherwise reasonably acceptable to the Administrative Agent);

(vii)    there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of such Refinancing Term Loans;

(viii)   Refinancing Term Loans shall not be secured by any asset of the Company and its Subsidiaries other than the Collateral; and

(ix)     Refinancing Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment.

(b)      The Company may approach any Lender or any other person that would be a permitted assignee pursuant to Section 9.04  to provide all or a portion of the Refinancing Term Loans; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan.  Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Amendment governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Company.

(c)      Notwithstanding anything to the contrary in this Agreement, the Company may by written notice to the Administrative Agent establish one or more additional Facilities (“Replacement Revolving Facilities”) providing for revolving commitments (“Replacement Revolving Credit Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Credit Commitments under this Agreement.  Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Company proposes that the Replacement Revolving Credit Commitments shall become effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided  that (i) in connection with the replacement of any Class of Revolving Credit Commitments in part, before and after giving effect to the establishment of such Replacement Revolving Credit Commitments on the Replacement Revolving Facility Effective Date, each of the conditions set forth in Section 4.02  shall be satisfied, (ii) in connection with the replacement of any Class of Revolving Credit Commitments in whole, before and after giving effect to the establishment of such Replacement Revolving Credit Commitments on the Replacement Revolving Facility Effective Date, each of the conditions set forth in Section 4.02  shall be satisfied to the extent required by the documentation governing such Replacement Revolving Facility; (iii) after giving effect to the establishment of any Replacement Revolving Credit Commitments and any concurrent reduction in the aggregate amount of any other Revolving Credit Commitments, the aggregate amount of Revolving Credit Commitments shall not exceed the aggregate amount of the Revolving Credit Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith; (iv) no Replacement Revolving Credit Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Revolving Facility Maturity Date for the Revolving Credit Commitments being replaced; (v) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Company and the Lenders providing such Replacement Revolving Credit Commitments and (y) the amount of any letter of credit sublimit under such Replacement Revolving Facility, which shall be as agreed between the Company, the Lenders providing such Replacement Revolving Credit Commitments, the Administrative Agent and the replacement issuing lender, if any, under such Replacement Revolving Credit Commitments) taken as a whole shall (as determined by the Company in good faith) be substantially similar to, or not materially less favorable to the Company and its Subsidiaries than, those, taken as a whole, applicable to the Revolving Credit Commitments so replaced (except to the extent such covenants and other terms apply solely to any period after the latest Revolving Facility Maturity Date in effect at the time of incurrence or are otherwise reasonably acceptable to the Administrative Agent); (vi) there shall be no borrower (other than the Borrowers) and no guarantors (other than the Guarantors) in respect of such Replacement Revolving Facility; and (vii) Replacement Revolving Credit Commitments and extensions of credit thereunder shall not be secured by any asset of the Company and its Subsidiaries other than the Collateral.  Solely to the extent that an Issuing Lender is not a replacement issuing lender, under a Replacement Revolving Facility, it is understood and agreed that such Issuing Lender shall not be required to issue any letters of credit under such Replacement Revolving Facility and, to the extent it is necessary for such Issuing Lender to withdraw as an Issuing Lender at the time of the establishment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Lender, in its sole discretion.  The Company agrees to reimburse each Issuing Lender in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.

(d)      The Company may approach any Lender or any other person that would be a permitted assignee of a Revolving Credit Commitment pursuant to Section 9.04  to provide all or a portion of the Replacement Revolving Credit Commitments; provided  that any Lender offered or approached to provide all or a portion of the Replacement Revolving Credit Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Credit Commitment.  Any Replacement Revolving Credit Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Credit Commitments for all purposes of this Agreement; provided  that any Replacement Revolving Credit Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Class of Revolving Credit Commitments.

(e)      The Company and each Lender providing the applicable Refinancing Term Loans and/or Replacement Revolving Credit Commitments (as applicable) shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Term Loans and/or Replacement Revolving Credit Commitments (as applicable).  For purposes of this Agreement and the other Loan Documents, (A) if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have an Other Term Loan having the terms of such Refinancing Term Loan and (B) if a Lender is providing a Replacement Revolving Credit Commitment, such Lender will be deemed to have an Other Revolving Credit Commitment having the terms of such Replacement Revolving Credit Commitment.  Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.24), (i) no Refinancing Term Loan or Replacement Revolving Credit Commitment is required to be in any minimum amount or any minimum increment, (ii) there shall be no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Credit Commitment at any time or from time to time other than those set forth in clauses (a) or (c) above, as applicable, and (iii) unless otherwise set forth in the applicable Refinancing Amendment, all Refinancing Term Loans, Replacement Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that rank equally and ratably in right of security with the Initial Term A Loans and other Secured Obligations.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Lenders that:

Section 3.01      Organization.  As of the Effective Date, each of the Company and its Restricted Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, (ii) has the requisite power and authority to conduct its business as it is presently being conducted, and (iii) is duly qualified or licensed to conduct business and is in good standing in each jurisdiction listed in Schedule 3.01.  The Company and its Restricted Subsidiaries are qualified and licensed in all jurisdictions where they are required to be so qualified or licensed to operate their business and where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No proceeding to dissolve any Loan Party is pending or, to the Company’s knowledge, threatened except for any merger, consolidation, liquidation, or dissolution permitted under Section 6.03.

Section 3.02      Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement has been duly executed and delivered by the Borrowers and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrowers or such Loan Party (as the case may be), enforceable against such Borrower or such other Loan Party, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03      Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) those the failure to obtain or make which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate (i) any applicable law or regulation or (ii) any Order of any Governmental Authority, except to the extent such violation could not reasonably be expected to result in a Material Adverse Effect, (c) will not violate the charter, by-laws or other organizational documents of any Loan Party, (d) will not violate or result in a default under any indenture, material agreement or other material instrument evidencing Material Indebtedness binding upon the Company or any of its Restricted Subsidiaries or their respective assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Restricted Subsidiaries and (e) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Restricted Subsidiaries, except Liens created under the Loan Documents.

Section 3.04      Financial Statements; No Material Adverse Change.

(a)      The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2014, reported on by KPMG LLP, independent certified public accountants, and (ii) as of and for the Fiscal Quarter and the portion of the current fiscal year ended September 30, 2015, certified by a Financial Officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)      Except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters, based on the facts and circumstances in existence on the Effective Date and taking into consideration the likelihood of any realization with respect to contingent liabilities, after giving effect to the Transactions, none of the Company or its Restricted Subsidiaries has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses to the extent required to be disclosed in accordance with GAAP.

(c)      Since December 31, 2014, there has been no material adverse change in the business, assets, property, condition (financial or otherwise), of the Company and its Restricted Subsidiaries taken as a whole.

Section 3.05      Properties.  Each of the Company and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that (i) do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06      Litigation and Environmental Matters.

(a)      There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b)      Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)      Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.07      Compliance with Laws and Agreements.  Each of the Company and its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, material agreements and other material instruments evidencing Material Indebtedness binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

Section 3.08      Intellectual Property.  The Company and each of its Restricted Subsidiaries owns, or is licensed to use, Intellectual Property reasonably necessary for the conduct of its business as currently conducted, except for those the failure to own or be licensed to use which could not reasonably be expected to result in a Material Adverse Effect.  To the knowledge of the Company, (a) the operation of their respective businesses, including the use of Intellectual Property, by the Company and its Restricted Subsidiaries does not infringe on the rights of any person, (b) no Intellectual Property of the Company or any of its Restricted Subsidiaries is being infringed upon by any person, and (c) no claim is pending or threatened in writing challenging the ownership, use or the validity of any Intellectual Property of the Company or any Restricted Subsidiary, except for infringements and claims referred to in the foregoing clauses (a), (b) and (c) that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.09      Investment Company Status.  Neither the Company nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.10      Taxes.  Each of the Company and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it (including in its capacity as a withholding agent), except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.11      ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.   The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification No. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of all such underfunded Plans.

Section 3.12      Labor Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns against the Company or any of its Restricted Subsidiaries pending or, to the knowledge of the Company, threatened.  The hours worked by and payments made to employees of the Company and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Requirements of Law dealing with such matters in any manner that could reasonably be expected to have a Material Adverse Effect.  All payments due from the Company or any Restricted Subsidiary, or for which any claim may be made against any of them, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company and its Restricted Subsidiaries except to the extent non-payment could not reasonably be expected to have a Material Adverse Effect.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any of its Restricted Subsidiaries is bound.

Section 3.13      Insurance.  Schedule 3.13  lists all policies or binders of fire, liability, worker’s compensation, vehicular or other insurance held by or for the benefit of the Company or any of its Restricted Subsidiaries (specifying the insurer, the policy number or covering note number with respect to binders) as of the Effective Date.  As of the Effective Date, all premiums in respect of such insurance have been paid.  All insurance required by Section 5.07  is in full force and effect, is with financially sound and reputable insurers and is in amounts and provides coverage that are reasonable and customary for Persons engaged in businesses similar to those conducted by the Company and its Restricted Subsidiaries.

Section 3.14      Solvency.  Immediately after the consummation of the Transactions to occur on the Effective Date, and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans, (a) the fair market value of the assets of each Loan Party (on a consolidated basis with its subsidiaries) will exceed its debts and liabilities, subordinate, contingent or otherwise;

(b) the present fair saleable value of the property of each Loan Party (on a consolidated basis with its subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities; (c) each Loan Party (on a consolidated basis with its subsidiaries) will be able to pay its debts and liabilities, subordinate, contingent or otherwise as they become absolute and mature; and (d) each Loan Party (on a consolidated basis with its subsidiaries) will not have unreasonably small capital with which to conduct its business as such business is now conducted and is proposed to be conducted following the Effective Date.

Section 3.15      Subsidiaries.  Schedule 3.15  sets forth the name of, and the ownership interest of the Company in, each Subsidiary of the Company and identifies each Subsidiary that is a Domestic Subsidiary, each that is a Material Subsidiary and each that is a Foreign Subsidiary, in each case as of the Effective Date.  As of the Effective Date, there are no Borrowing Subsidiaries or any Unrestricted Subsidiaries and no Person has executed a Borrowing Subsidiary Agreement (as defined in the Existing Credit Agreement) or obtained a Loan under Section 2.02  of the Existing Credit Agreement, as amended.

Section 3.16      Disclosure.  None of the reports, financial statements, certificates or other written information (other than projections, financial estimates, forecasts and other forward-looking information, and other information of a general economic or industry specific nature) furnished by or on behalf of the Company or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any Loan Document or delivered hereunder, when furnished and taken as a whole, (as modified or supplemented by other information so furnished), contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, taken as a whole in the light of the circumstances under which they were made, not misleading; provided  that, with respect to projected financial information furnished by or on behalf of the Company or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any Loan Document or delivered hereunder, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realized and actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material).

Section 3.17      Margin Stock.  Neither the Company nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.  The proceeds of the Loans and the Letters of Credit will not be used, directly or indirectly, immediately, incidentally or ultimately, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock or for any other purpose which might cause any of the Loans or the Letters of Credit under this Agreement to be “purpose credit” within the meaning of Regulation U or Regulation X of the Board.

Section 3.18      Use of Proceeds.  The proceeds of the Loans shall be used only to finance the Transactions and the Transaction Costs and for working capital and other general corporate purposes, including without limitation, Acquisitions, Investments and Restricted Payments.

Section 3.19      No Undisclosed Liabilities.  Except as set forth in Schedule 3.19, the Company and its Restricted Subsidiaries have no liabilities or obligations of any nature (whether known or unknown, and whether absolute, accrued, contingent or otherwise) except for (i) liabilities or obligations reflected or reserved against in the financial statements most recently delivered by the Borrower pursuant to Section 5.01, (ii) current liabilities incurred in the ordinary course of business since the date of such financial statements, (iii) liabilities or obligations that are not required to be included in financial statements prepared in accordance with GAAP, (iv) liabilities or obligations arising under Governmental Approvals or contracts to which the Company or any of its Subsidiaries is a party or otherwise subject and (v) liabilities or obligations incurred after the most recently delivered financial statements and specifically permitted to be incurred under this Agreement.

Section 3.20      Federal Reserve Regulations.  No part of the proceeds of any Loans or any Letter of Credit will be used by any Borrower or any of the Company’s Subsidiaries in any manner that would result in a violation of Regulation T, Regulation U or Regulation X.

Section 3.21      Anti-Corruption Laws; Sanctions.  The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and, to the knowledge of the Company, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions.  None of (a) the Company, any Subsidiary or, to the knowledge of the Company after due inquiry, any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the Facilities established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement  will violate any Anti-Corruption Law or applicable Sanctions.

Section 3.22      Security Documents.

(a)      Each Security Document is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral to the extent described therein and that a security interest in such Collateral can be created under the UCC.  As of the Effective Date, in the case of the Pledged Collateral described in the Security Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the applicable Security Document are delivered to the Collateral Agent, and in the case of the other Collateral described in the Security Agreement when financing statements are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien (subject to all Permitted Encumbrances or as otherwise permitted by Section 6.02) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral to the extent a security interest in such Collateral can be created under the UCC, as security for the Secured Obligations to the extent perfection in such collateral can be obtained by filing Uniform Commercial Code financing statements or possession, in each case prior and superior in right to the Lien of any other Person (except Permitted Encumbrances or as otherwise permitted by Section 6.02).

(b)      When the Security Agreement or a short form thereof is filed and recorded in the United States Patent and Trademark Office and/or the United States Copyright Office, as applicable, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the United States registered trademarks and patents, trademark and patent applications and registered copyrights, in each case prior and superior in right to the Lien of any other person, except for Permitted Encumbrances or as otherwise permitted by Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and issued patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Effective Date).

ARTICLE IV

Conditions

Section 4.01      Effective Date.  The obligations of the Lenders to make the Initial Term A Loans and the Initial Revolving Loans and of the Issuing Lenders to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)      The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or email transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)      The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders and dated the Effective Date) of Latham & Watkins LLP, counsel for the Company, and of F&B Law Firm, P.C., local Alabama counsel for the Company and Sheppard, Mullin, Richter & Hampton, LLP, local Virginia counsel for the

Company, both in form and substance reasonably satisfactory to the Administrative Agent and Required Lenders, and covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request.  The Company hereby requests such counsel to deliver such opinion.

(c)      The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions, the incumbency and specimen signature of each officer or authorized signatory executing this Agreement or any other Loan Document, and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and a certificate of the Secretary or Assistant Secretary or similar officer of each of the Loan Parties dated the Effective Date and certifying that the corporate documents attached thereto, as requested by the Administrative Agent, are true and complete copies thereof.

(d)      The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including reasonable legal fees) required to be reimbursed or paid by any Loan Party hereunder or under any Loan Documents.

(e)      All material governmental and third party approvals necessary in connection with the financing contemplated hereby and the continuing operations of the Company and the Subsidiaries shall have been obtained and be in full force and effect.

(f)      The Lenders shall have received (i) audited consolidated financial statements of the Company and its Subsidiaries for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available and (ii) satisfactory unaudited interim consolidated financial statements of the Company and its Subsidiaries for each Fiscal Quarter ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided.

(g)      The Administrative Agent shall have received promissory notes for each of the Lenders who requested such notes at least three (3) Business Days prior to the Effective Date.

(h)      The Collateral and Guarantee Requirement shall have been satisfied.

(i)      The Administrative Agent shall have received a completed Perfection Certificate, dated the Effective Date and signed by a Financial Officer, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent), Tax and judgment, United States Patent and Trademark Office and United States Copyright Office filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate or requested by the Collateral Agent and copies of the financing statements (or similar documents) disclosed by such search of the Company and evidence reasonably satisfactory to the Administrative Agent that the Liens other than Permitted Encumbrances and Liens permitted pursuant to Section 6.02 have been, or will be simultaneously or substantially concurrently with the Effective Date, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made).

(j)      The SCS Acquisition shall be consummated in all material respects in accordance with the terms and conditions of the SCS Acquisition Agreement.

(k)      The Lenders shall have received a solvency certificate substantially in the form of Exhibit L  and signed by a Financial Officer confirming the solvency of the Company and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Effective Date.

(l)      The Lenders shall have received, at least three (3) Business Days prior to the Effective Date, all documentation and other information required with respect to the Loan Parties by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act to the extent requested in writing at least 10 days prior to the Effective Date.

(m)      The Administrative Agent shall have received the financial statements referred to in Section 3.04(a).

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02).

Section 4.02      Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (excluding any Interest Election Request requesting only a continuation of any Eurodollar Loan or a conversion of Loans to the other Type), and of each Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)      The representations and warranties of each Loan Party set forth in this Agreement or any other Loan Document shall be deemed to have been made as a part of said request for a Borrowing and shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)      No Material Adverse Effect shall have occurred since the date of the most recent Borrowing by the Company.

(c)      The Administrative Agent shall have received a request for a Borrowing as required by Section 2.03  or the applicable Issuing Lender and the Administrative Agent shall have received a request for the issuance of a Letter of Credit as required by Section 2.05(b).

(d)      At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (d) of this Section.

Section 4.03      Initial Credit Event for each Borrowing Subsidiary

.  The obligation of the Lenders to make Loans to any Borrowing Subsidiary and the obligations of the Issuing Lenders to issue Letters of Credit for the account of any Borrowing Subsidiary are subject to the satisfaction of the conditions specified in Section 2.20.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed (except to the extent Cash Collateralized or backstopped, in each case, in a manner agreed to by the Company and the applicable Issuing Lender or as to which other arrangements satisfactory to the applicable Issuing Lender shall have been made), each Borrower covenants and agrees with the Lenders that:

Section 5.01      Financial Statements and Other Information.  The Company will furnish to the Administrative Agent, for distribution to each Lender:

(a)      within 90 days after the end of each fiscal year of the Company, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, of the Company and the consolidated Subsidiaries as of such year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and the consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)      within 45 days after the end of each of the first three Fiscal Quarters of each fiscal year of the Company, the consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, of the Company and the consolidated Subsidiaries and Company and the Restricted Subsidiaries as of such year, all certified by one of the Company’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries or the Company on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)      concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.16  and 6.17, (iii) setting forth in a reasonably detailed schedule, a comparison of the consolidated results under clause (a) or (b) above with the financial condition and results of operations of the Company and its consolidated Restricted Subsidiaries, and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)      concurrently with any delivery of financial statements under clause (a) above, any management letter delivered to the management of the Company by the accounting firm that reported on such financial statements;

(e)      promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Restricted Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(f)      promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request;

(g)      within 120 days after the end of each fiscal year, a summary description of the insurance policies of the Company and its Restricted Subsidiaries; and

(h)      promptly following any request thereof, all information and/or documentation necessary to comply with the USA PATRIOT Act or for Administrative Agent to confirm compliance with the USA PATRIOT Act.

Documents required to be delivered pursuant to Section 5.01  may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at www.bench.com or (ii) on which such documents are delivered to the Administrative Agent.  The Administrative Agent shall post such documents on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided  that the Company shall deliver such documents in a form acceptable to the Administrative Agent; provided  further, that Company shall be obligated to pay for all start-up and on-going maintenance costs associated with such Internet or intranet website.  Except for such compliance certificates, the Administrative Agent shall have no obligation to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.02      Notices of Material Events.  The Company will furnish to the Administrative Agent, for distribution to each Lender, prompt and, in any event, within five Business Days, written notice of the following:

(a)      the occurrence of any Default;

(b)      the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any of its Restricted Subsidiaries or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of the Loan Documents;

(c)      the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Restricted Subsidiaries in an aggregate amount exceeding $25,000,000 (inclusive of fees and penalties);

(d)      the occurrence of any event or any other development by which the Company or any of its Restricted Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and

(e)      any other development (including the termination of any material contract) that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03      Information Regarding Collateral.  The Company will furnish to the Administrative Agent prompt written notice of any change (a) in any Loan Party’s corporate name or in the ownership of its properties, (b) in any Loan Party’s identity or corporate structure, (d) in any Loan Party’s jurisdiction of organization or (e) in any Loan Party’s Federal Taxpayer Identification Number.  The Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or other applicable local or foreign law or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  The Company also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

Section 5.04      Existence; Conduct of Business.  The Company will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, and Intellectual Property material to the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided  that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.05      Payment of Obligations.  The Company will, and will cause each of its Restricted Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.06      Maintenance of Properties.  The Company (a) will, and will cause each of its Restricted Subsidiaries to keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (b) with respect to Intellectual Property which is material to the business of the Company and its Restricted Subsidiaries, maintain, renew, prosecute, enforce and defend such Intellectual Property, except, in the case of each of the foregoing clauses (a) and (b) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.07      Insurance.

(a)      The Company will, and will cause each of its Restricted Subsidiaries to, (a) maintain, with financially sound insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and (b) within thirty (30) days after the Effective Date (or such later date as the Collateral Agent may agree in its reasonable discretion) cause the Collateral Agent to be listed as loss payee on property and casualty policies with respect to tangible personal property and assets constituting Collateral located in the United States of America and as an additional insured on all general liability policies.

(b)      In connection with the covenants set forth in this Section 5.07, it is understood and agreed that: (i) the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Lenders and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.07, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Lender or their agents or employees.  If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Company, on behalf of itself and behalf of each of its Restricted Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Restricted Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Lender and their agents and employees; and (ii) the amount and type of insurance that the Company and its Restricted Subsidiaries has in effect as of the Effective Date and the certificates listing the Collateral Agent as loss payee or additional insured, as the case may be, satisfy for all purposes the requirements of this Section 5.07.

Section 5.08      Books and Records; Inspection and Audit Rights.  The Company will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities.  The Company will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, all at the Administrative Agent’s or such Lender’s expense, except with respect to any inspection or examination and related discussions during a Default or Event of Default, in which case, the provisions of Section 9.03  shall apply.

Section 5.09      Compliance with Laws.  The Company will, and will cause each of its Restricted Subsidiaries to, comply with all Requirements of Laws (including Environmental Laws) and Orders applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Company will maintain in effect and enforce policies and procedures designed to facilitate compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.10      Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used only for working capital and other general corporate purposes, including, without limitation, the SCS Acquisition, Acquisitions, Investments and Restricted Payments.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (C) in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

Section 5.11      Additional Subsidiaries.  If any additional Material Subsidiary is formed or acquired after the Effective Date, the Company will, no more than thirty days after such Material Subsidiary is formed or acquired (or such later date as the Collateral Agent may agree in its reasonable discretion), notify the Administrative Agent and the Lenders thereof.

Section 5.12      Ownership of Subsidiaries.

(a)      The Company will, and will cause each of the Restricted Subsidiaries to, ensure that all Equity Interests in Domestic Subsidiaries are owned directly or indirectly at all times only by the Company or one or more other Domestic Subsidiaries.

(b)      The Company will, and will cause each of the Restricted Subsidiaries to, ensure that all Equity Interests in Material Subsidiaries are owned directly or indirectly at all times only by the Company or one or more Guarantors.

Section 5.13      Further Assurances.

(a)      The Company will cause any Person that becomes a Domestic Subsidiary after the Effective Date (other than any Excluded Subsidiary) and any Person that ceases to be an Excluded Subsidiary after the Effective Date (i) to execute and deliver to the Administrative Agent, within thirty (30) days after the Company’s delivery, pursuant to Section 5.01(a) or (b), as applicable, of the financial statements for the fiscal period at the end of which such Person first becomes a Domestic Subsidiary or ceases to be an Excluded Subsidiary (or such later date as may be agreed to by the Collateral Agent in its sole discretion), (A) a supplement to the Guarantee Agreement, in the form prescribed therein, guaranteeing the obligations of the Borrowers hereunder and (B) a supplement to the Security Agreement in the form prescribed therein and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party and (ii) concurrently with the delivery of such supplement and Security Documents, to deliver to the Administrative Agent (x) evidence of action of such Person’s Board of Directors or other governing body authorizing the execution, delivery and performance thereof and (y) a favorable written opinion of counsel for such Person, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to such Person and the Guarantee Agreement and Security Documents as the Administrative Agent may reasonably request.  The Company and its Restricted Subsidiaries will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that the Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to create, perfect and maintain the Liens and security interests for the benefit of the Secured Parties contemplated by the Loan Documents and to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)      If any asset (other than Real Property) is acquired by the Company or any Guarantor after the Effective Date or owned by an entity at the time it becomes a Guarantor (in each case other than (x) assets constituting Collateral under a Security Document that automatically become subject to the Lien of such Security Document upon acquisition thereof and (y) assets constituting Excluded Property), such Loan Party will, (i) notify the Collateral Agent of such acquisition or ownership and (ii) cause such asset to be subjected to a Lien (subject to any Permitted Encumbrances and Liens permitted pursuant to Section 6.02) securing the Secured Obligations by such actions as shall be reasonably requested by the Collateral Agent to satisfy the Collateral and Guarantee Requirement to be satisfied with respect to such asset, including actions described in clause (a) of this Section 5.13, all at the expense of the Loan Parties, subject to the penultimate paragraph of this Section 5.13.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed (except to the extent Cash Collateralized or backstopped, in each case, in a manner agreed to by the Company and the applicable Issuing Lender or as to which other arrangements satisfactory to the applicable Issuing Lender shall have been made), each Borrower covenants and agrees with the Lenders that:

Section 6.01      Indebtedness.  The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)      the Obligations (including for the avoidance of doubt any Incremental Commitments provided pursuant to Section 2.19 and any loans made thereunder and any Extended Term Loan, Extended Revolving Credit Commitment or Extended Revolving Loan provided pursuant to Section 2.23);

(b)      Subordinated Indebtedness and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

(c)      Indebtedness existing on the Effective Date and set forth in Schedule 6.01  and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or shorten the maturity or the weighted average life thereof;

(d)      Intercompany Indebtedness (to the extent permitted by Section 6.04);

(e)      Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary which Indebtedness is permitted under this Section, provided, in no event shall the Company or any Restricted Subsidiary guarantee the Indebtedness of any Unrestricted Subsidiary or any Restricted Subsidiary that is not a Loan Party hereunder;

(f)      Indebtedness of the Company or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided  that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $100,000,000 at any time outstanding;

(g)      Indebtedness of any Person that becomes a Domestic Subsidiary that is a Restricted Subsidiary after the Effective Date; provided  that (i) such Indebtedness exists at the time such Person becomes a Domestic Subsidiary and is not created in contemplation of or in connection with such Person becoming a Domestic Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed twenty-five percent (25%) of Consolidated EBITDA calculated on a Pro Forma Basis for the most recently ended Test Period for which financial statements of the Company have been delivered (or were required to be delivered) as required by this Agreement at the time such Person becomes a Domestic Subsidiary;

(h)      any Refinancing Term Loans, Replacement Revolving Credit Commitments, Replacement Revolving Facility, Refinancing Notes and Incremental Equivalent Debt;

(i)      other unsecured Indebtedness so long as, after giving effect thereto, the Company is in pro forma compliance with the financial covenants in Section 6.16  and Section 6.17;

(j)      other secured Indebtedness incurred by Foreign Subsidiaries that are Restricted Subsidiaries for working capital purposes in an aggregate principal amount not exceeding twenty-five percent (25%) of Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Company have been delivered (or were required to be delivered) as required by this Agreement at the time such Indebtedness is incurred;

(k)      Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Company or such Restricted Subsidiary in the ordinary course of business against insufficient funds;

(l)      Indebtedness of the Company or any of its Restricted Subsidiaries in the form of earn-outs, indemnification, incentive, non-compete, consulting or other similar arrangements and other contingent obligations in respect of Acquisitions or any other Investments permitted by Section 6.04 (both before and after any liability associated therewith becomes fixed) and (ii) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries arising from agreements providing for indemnification related to sales of goods or adjustment of purchase price or similar obligations in any case incurred in connection with the Disposition of any business, assets or Subsidiary;

(m)      obligations in respect of performance, bid, customs, government, appeal and surety bonds, performance and completion guaranties and similar obligations provided by the Borrower or any of its Restricted Subsidiaries, in each case in the ordinary course of business; and

(n)      Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business.

Section 6.02      Liens.  The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)      Liens created under the Loan Documents and Liens securing Indebtedness permitted under Section 6.01(h);

(b)      Permitted Encumbrances;

(c)      any Lien on any property or asset of the Company or any Restricted Subsidiary existing on the Effective Date and set forth in Schedule 6.02; provided  that (i) such Lien shall not apply to any other property or asset of the Company or any Restricted Subsidiary (other than improvements, accessions, proceeds, dividends or distributions in respect thereof and assets fixed or appurtenant thereto) and (ii) such Lien shall secure only those obligations which it secures on the Effective Date;

(d)      any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Restricted Subsidiary or existing on any property or asset of any Person that is merged or consolidated with or into the Company or any of its Restricted Subsidiaries or becomes a Subsidiary after the Effective Date prior to the time such Person is so merged or consolidated or becomes a Subsidiary; provided  that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Restricted Subsidiary (other than improvements, accessions, proceeds, dividends or distributions in respect thereof and assets fixed or appurtenant thereto) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be;

(e)      Liens on fixed or capital assets acquired, constructed or improved by the Company or any Restricted Subsidiary, including Liens deemed to exist in respect of assets subject to Capital Lease Obligations; provided  that (i) such security interests secure Indebtedness permitted by clause (f) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Restricted Subsidiary (other than improvements, accessions, proceeds, dividends or distributions in respect thereof and assets fixed or appurtenant thereto);

(f)      Liens securing Intercompany Indebtedness permitted under Section 6.01(d);

(g)      Extensions, renewals or replacements of any Lien referred to in clauses (c), (d) and (e) of this Section; provided  that the principal amount of the Indebtedness or obligations secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;

(h)      Liens on insurance policies and proceeds thereof securing the financing of the premiums with respect thereto;

(i)      Liens securing Indebtedness permitted under Section 6.01(j);

(j)      Liens in favor of a seller solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Permitted Acquisition;

(k)      Liens that are contractual or common law rights of set-off relating to (A) the establishment of depository relations in the ordinary course of business with banks not given in connection with the issuance of Indebtedness or (B) pooled deposit or sweep accounts of the Borrower and any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries;

(l)      (i) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC on items in the course of collection and (ii) other Liens securing cash management obligations (that do not constitute Indebtedness) in the ordinary course of business so long as the value of the property subject to such Liens, and the obligations secured thereby do not exceed $30,000,000 at any time;

(m)      Liens on the Collateral securing obligations in respect of Refinancing Notes in respect thereof permitted to be incurred under this Agreement; provided  that such Liens that are (i) pari passu in priority with the Liens securing the Obligations shall be subject to a Permitted First Lien Intercreditor Agreement entered into on or prior to the date of such incurrence and (ii) junior in priority with the Liens securing the Obligations shall be subject to a Permitted Junior Lien Intercreditor Agreement entered into on or prior to the date of such incurrence; and

(n)      additional Liens incurred by the Company and its Restricted Subsidiaries so long as the value of the property subject to such Liens, and the Indebtedness and other obligations secured thereby do not exceed $10,000,000 at any time.

Section 6.03      Fundamental Changes.

(a)      The Company will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing:

(i)      any Person may merge into the Company in a transaction in which the Company is the surviving corporation;

(ii)      any Person may merge with or into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary; provided  that (A) if any party to such merger is a Loan Party the surviving Person must also be a Loan Party and must succeed to all the obligations of such Loan Party under the Loan Documents or simultaneously with such merger, the continuing or surviving Person shall become a Loan Party and (B) if any party to such merger is a Restricted Subsidiary the surviving Person shall also be a Restricted Subsidiary unless designated as an Unrestricted Subsidiary pursuant to the definition of such term;

(iii)      any Restricted Subsidiary (other than a Loan Party) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; and

(iv)      sales permitted by Section 6.05;

provided that any such merger involving a Person that is not a Wholly Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)      The Company will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the Effective Date and businesses reasonably related thereto.

Section 6.04      Investments, Loans, Advances, Guarantees and Acquisitions.  The Company will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any Indebtedness of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person (other than inventory acquired in the ordinary course of business) constituting a business unit or all or substantially all of the property and assets or business of another Person, except:

(a)      Permitted Investments by the Company and any Restricted Subsidiary and Permitted Foreign Investments by any Foreign Subsidiary that is a Restricted Subsidiary, to the extent such Permitted Foreign Investments are either (i) generated by a Foreign Subsidiary organized in the same jurisdiction of organization of the commercial bank with which such Investment is maintained or (ii) consist of capital contributions made to such Foreign Subsidiary for the purpose of operations in the ordinary course of business;

(b)      Investments existing on the Effective Date and set forth on Schedule 6.04;

(c)      Investments existing on the Effective Date in Restricted Subsidiaries;

(d)      additional Investments in Persons that, immediately prior to such investments, are Restricted Subsidiaries;

(e)      Investments by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party;

(f)      Investments consisting of all the issued and outstanding capital stock, or all or substantially all the assets, of Persons engaged in lines of business permitted under Section 6.03(b); provided  that (i) no Default shall have occurred and be continuing at the time any such Investment is made or would occur as a result thereof, and (ii) immediately after giving effect to such Investment, the Total Leverage Ratio on a Pro Forma Basis shall not exceed the then applicable Total Leverage Ratio pursuant to Section 6.16; provided, further, that if the Total Leverage Ratio on a Pro Forma Basis shall be greater than 0.5x less than the then applicable Total Leverage Ratio pursuant to Section 6.16  immediately after giving effect to such Investment, such Investment shall be paid for with cash consideration only in an amount, when combined with the aggregate cash consideration for all other Investments made at times when the Total Leverage Ratio on a Pro Forma Basis is greater than 0.5x less than the then applicable Total Leverage Ratio pursuant to Section 6.16  for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) does not exceed $100,000,000 in the aggregate over the term of this Agreement;

(g)      Guarantees constituting Indebtedness permitted by Section 6.01; provided  that a Restricted Subsidiary shall not Guarantee any Subordinated Indebtedness;

(h)      Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(i)      accounts receivable arising in the ordinary course of business;

(j)      Investments held by any Restricted Subsidiary at the time it becomes a Subsidiary in a transaction permitted by this Section 6.04;

(k)      reasonable advances to officers and employees of the Company and any Restricted Subsidiary for travel arising in the ordinary course of business;

(l)      loans to officers and employees of the Company or any Restricted Subsidiary, not to exceed $1,000,000 in the aggregate at any one time outstanding;

(m)      promissory notes and other noncash consideration received by the Company and its Restricted Subsidiaries in connection with any asset sale permitted hereunder;

(n)      advances in the form of prepayments of expenses, so long as such expenses were incurred in the ordinary course of business and are paid in accordance with customary trade terms of the Company or any of its Restricted Subsidiaries;

(o)      Guarantees by the Company of obligations of Restricted Subsidiaries incurred in the ordinary course of business and not constituting Indebtedness;

(p)      the SCS Acquisition; and

(q)      other Investments made by the Company or any Restricted Subsidiary at times when no Default or Event of Default shall have occurred and be continuing or would occur as a result thereof and that, taken together with all other investments made after the Effective Date under this clause (q) would not exceed the greater of (i) $25,000,000 and (ii) twenty-five percent (25%) of Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Company have been delivered (or were required to be delivered) as required by this Agreement at the time such Investment is made.

For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

Section 6.05      Asset Sales, etc.  The Company will not, and will not permit any of its Restricted Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest (other than a Disqualified Equity Interest) of any Subsidiary, except:

(a)      (i) sales of inventory, used or surplus equipment, Permitted Investments and Permitted Foreign Investments, (ii) leases or sales of real property, (iii) leases or licenses of personal property, and (iv) sale, transfer, abandonment or other disposition of intellectual property no longer used or useful in the conduct of the business, in each case in the ordinary course of business or as expressly permitted elsewhere in this Agreement;

(b)      sales, transfers and dispositions to the Company or a Restricted Subsidiary;

(c)      sales, transfers and dispositions to any Unrestricted Subsidiary; provided  that such sales, transfers and dispositions are in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Unrestricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; and

(d)      sales, transfers and other dispositions of other assets (other than transfers of less than 100% of the Equity Interests in any Subsidiary); provided  that (i) the aggregate proceeds from such sales, transfers and other dispositions during any fiscal year shall not exceed the greater of (A) 10% of Consolidated Net Tangible Assets as of the beginning of such fiscal year and (B) 10% of Consolidated Net Income of the Company and its Restricted Subsidiaries on a consolidated basis for such fiscal year and (ii) not more than 25% of the aggregate proceeds from such sales, transfers and other dispositions shall be received in noncash proceeds during any fiscal year.

To the extent any Collateral is disposed of as expressly permitted by this Section 6.05 to any Person that is not a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effectuate the foregoing.

Section 6.06      Sale and Leaseback Transactions.  The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 6.07      [Reserved].

Section 6.08      Restricted Payments; Certain Payments in Respect of Indebtedness.

(a)      The Company will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (ii) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Subsidiary issued or incurred in compliance with Section 6.01 to the extent such dividends are included as Cash Interest Expense in any calculation of the Interest Coverage Ratio and (iii) if no Event of Default has occurred and is continuing or would occur as a result thereof, the Company may make any Restricted Payment if after giving effect to such Restricted Payment the Total Leverage Ratio on a Pro Forma Basis would not be greater than 0.5x less than the then applicable Total Leverage Ratio pursuant to Section 6.16.

(b)      The Company will not, and will not permit any Restricted Subsidiary to, make or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of the principal of or interest on any Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, cancellation or termination of any Subordinated Indebtedness, except (i) scheduled and other mandatory payments of interest and principal in respect of Subordinated Indebtedness and (ii) if no Event of Default has occurred and is continuing or would occur as a result thereof, the Company or such Restricted Subsidiary may make any payment or other distribution if after giving effect thereto the Total Leverage Ratio on a Pro Forma Basis would not be greater than 0.5x less than the then applicable Total Leverage Ratio pursuant to Section 6.16; provided  that no payment shall be made in respect of Subordinated Indebtedness that is prohibited by the subordination provisions applicable to such Subordinated Indebtedness.

Section 6.09      Transactions with Affiliates.  The Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its Restricted Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.08  and any Investment permitted by Section 6.04.  For the avoidance of doubt, this Section 6.09 shall not apply to employment, bonus, retention and severance arrangements with, and payments of compensation or benefits to or for the benefit of, current or former employees, consultants, officers or directors of the Company and the Subsidiaries in the ordinary course of business.  For purposes of this Section 6.09, (x) with respect to any transaction with any Affiliate involving aggregate consideration in excess of $25,000,000, such transaction shall be deemed to have satisfied the standard set forth in clause (a) of this Section 6.09 if the Borrower delivers to the Administrative Agent a “fairness” opinion from an accounting, appraisal or investment banking firm, in any such case of nationally recognized standing that is in the good faith determination of the Borrower qualified to render such letter and (y) with respect to any other transaction with any Affiliate, such transaction shall be deemed to have satisfied the standard set forth in clause (a) of this Section 6.09 if such transaction is approved by a majority of the Disinterested Directors of the board of directors of the Borrower or such Subsidiary, as applicable, in a resolution certifying that such transaction is on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.  “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

Section 6.10      Restrictive Agreements.  The Company will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary (i) to declare or make any Restricted Payment, (ii) to make or repay loans or advances to the Company or any other Restricted Subsidiary, (iii) to Guarantee Indebtedness of the Company or any other Restricted Subsidiary, or (iv) sell, lease or transfer any of its property to the Company or any other Restricted Subsidiary; provided  that (A) the foregoing shall not apply to restrictions and conditions imposed by law, Permitted Encumbrances, any Subordinated Indebtedness, the documents governing any Indebtedness permitted to be incurred pursuant to Section 6.01(i) or by this Agreement, (B) the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.10  (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (C) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of any assets pending such sale, provided  such restrictions and conditions apply only to the assets or Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (D) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (E) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, and (F) are binding on a

Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such restrictions were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary.

Section 6.11      Change in Fiscal Year.  The Company will not change the end of its fiscal year to a date other than December 31.

Section 6.12      Constitutive Documents.  The Company will not, and will not permit any Restricted Subsidiary to, amend its charter or by-laws or other constitutive documents in any manner which could adversely and materially affect the rights of the Lenders under this Agreement or their ability to enforce the same, except as otherwise permitted pursuant to Sections 6.03 or 6.04.

Section 6.13      Sales and Assignments of Income, Revenues and Receivables.  The Company will not, and will not permit any Restricted Subsidiary to, sell or assign, with or without recourse, for discount or otherwise, any income or revenues, including notes and accounts receivable.

Section 6.14      Amendment of Material Documents.  The Company will not, and will not permit any Restricted Subsidiary to, amend, modify or waive any document evidencing or governing Subordinated Indebtedness in a manner that is materially adverse to the rights or interests of the Lenders.

Section 6.15      Required Guarantors.  The Company will not permit (a) the Consolidated EBITDA of Restricted Subsidiaries that are Domestic Subsidiaries but not Guarantors to exceed 10% of Consolidated EBITDA of the Company and the Subsidiaries on a consolidated basis or (b) the combined assets of Restricted Subsidiaries that are Domestic Subsidiaries but not Guarantors to exceed 10% of the assets of the Company and the Subsidiaries taken as a whole.

Section 6.16      Total Leverage Ratio.  The Company will not permit the Total Leverage Ratio as of the end of any Fiscal Quarter to exceed the ratio of 3.25 to 1.00 and beginning with the fourth full Fiscal Quarter after the Effective Date, to exceed 3.00 to 1.00.

Section 6.17      Interest Coverage Ratio.  The Company will not permit the Interest Coverage Ratio as of the end of any Fiscal Quarter to be less than the ratio of 3.50 to 1.00.

ARTICLE VII

Events of Default and Remedies

Section 7.01      Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)      any Borrower or any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)      any Borrower or any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or the other Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)      any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement, Loan Document or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)      any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04  (with respect to the existence of any Borrower) or 5.10  or in Article VI;

(e)      any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section 7.01) or in any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier of (i) the Company’s obtaining knowledge thereof or (ii) written notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f)      the Company or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace period;

(g)      any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided  that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)      an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary (or any group of Subsidiaries that, taken as a whole, would constitute a Material Subsidiary) or its debts, or of a substantial part of its assets, under any Debtor Relief Laws now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)      the Company or any Material Subsidiary (or any group of Subsidiaries that, taken as a whole, would constitute a Material Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Laws, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary (or any group of Subsidiaries that, taken as a whole, would constitute a Material Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)      the Company or any Material Subsidiary (or any group of Subsidiaries that, taken as a whole, would constitute a Material Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)      one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by insurance) shall be rendered against the Company, any Material Subsidiary (or any group of Subsidiaries that, taken as a whole, would constitute a Material Subsidiary) or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Material Subsidiary (or any group of Subsidiaries that, taken as a whole, would constitute a Material Subsidiary) to enforce any such judgment;

(l)      an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding (i) $10,000,000 (inclusive of fees and penalties) in any year or (ii) $25,000,000 (inclusive of fees and penalties) for all periods;

(m)      any Loan Document or any material provision thereof shall at any time cease to be in full force and effect, or a proceeding shall be commenced by any Loan Party or any other Person seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation thereof), or any Loan Party shall repudiate or deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Loan Document;

(n)      any Lien created by any of the Security Documents shall at any time fail to constitute a valid and (to the extent required by the Security Documents) perfected Lien on any material portion of the Collateral purported to be subject thereto, securing the obligations purported to be secured thereby, with the priority required by the Loan Documents, or any Loan Party shall so assert in writing; or

(o)      a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Company or a Material Subsidiary (or any group of Subsidiaries that, taken as a whole, would constitute a Material Subsidiary) described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Company or a Material Subsidiary (or any group of Subsidiaries that, taken as a whole, would constitute a Material Subsidiary) described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and (iii) exercise any or all of the remedies available to it under the Security Documents, at law or in equity.

Section 7.02      Cash Collateral.  Upon the occurrence and during the continuance of any Event of Default, the Company shall, if requested by the Administrative Agent or the Required Lenders, pay to the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent) equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon under all Letters of Credit then outstanding at such time; provided  that, upon the occurrence of any Event of Default specified in Section 7.01(h)  or (i), the Company shall pay such amount forthwith without any notice or demand or any other act by the Administrative Agent or the Lenders.

ARTICLE VIII

The Agents

Section 8.01      Appointment.

Each of the Lenders and the Issuing Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

In furtherance of the foregoing, each Lender on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements or Secured Hedge Agreements and each Issuing Lender (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements, or Secured Hedge Agreements) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Collateral Agent (and any sub agents appointed by the

Collateral Agent pursuant hereto for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII  as though the Collateral Agent (and any such sub-agents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 8.02      Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence, bad faith or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV  or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.03      Reliance by Agents.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.04      Delegation of Duties.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of Section 8.02 and indemnification provisions of Section 8.05 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.05      Indemnification.

In addition, each of the Lenders and the Issuing Lenders hereby indemnifies the Administrative Agent (to the extent not reimbursed by the Borrowers), ratably according to its respective pro rata share of the total of the Commitments, or if no Commitments are outstanding, the respective pro rata share of the total of the Commitments immediately prior to the time Commitments ceased to be outstanding held by each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents (including any action taken or omitted under Article II  of this Agreement); provided  that such indemnity shall not be available to the extent such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent.  Without limitation of the foregoing, each Lender and Issuing Lender agrees to reimburse the Administrative Agent promptly upon demand for its respective pro rata share of the total of the Commitments of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement or the other Loan Documents to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers.  The provisions of this Article VIII shall survive the termination of this Agreement and the payment of the Obligations.

Section 8.06      Withholding Tax.

To the extent required by any applicable Requirements of Law (including for this purpose, pursuant to any agreements entered into with a Governmental Authority), the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any interest, additions to Tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out‑of‑pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by an Administrative Agent shall be deemed presumptively correct absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.06. The agreements in this Section 8.06 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations.  Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.

Section 8.07      Successor Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 8.07, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lenders and the Company.  Upon any such resignation, the Required Lenders shall have the right, with the consent of Company unless an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 of Article VII has occurred and is continuing, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring

Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03  shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 8.08      Non-Reliance on Agents and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 8.09      Security Documents and Collateral Agent.

Each Lender authorizes the Collateral Agent to enter into the Security Documents and to take all action contemplated thereby.  Each Lender agrees that no one (other than the Administrative Agent or the Collateral Agent) shall have the right individually to seek to realize upon the security granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties upon the terms of the Security Documents.  In the event that any collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, each of the Administrative Agent and the Collateral Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such collateral in favor of the Administrative Agent or the Collateral Agent on behalf of the Secured Parties.

The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Collateral Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any Intercreditor Agreement and any other intercreditor or subordination agreement (in form satisfactory to the Collateral Agent and deemed appropriate by it) with the collateral agent or other representative of holders of Indebtedness secured (and permitted to be secured) by a Lien on assets constituting a portion of the Collateral.  The Lenders and the other Secured Parties irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Financial Officer of the Company as to whether any such other Liens are permitted hereunder and as to the respective assets constituting Collateral that secure (and are permitted to secure) such Indebtedness hereunder and (y) any Intercreditor Agreement entered into by the Collateral Agent shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement.

Section 8.10      Rule of Construction.

Any right, privilege, power or authorization granted to the Administrative Agent under this Article VIII shall also inure to the benefit of the Collateral Agent.

ARTICLE IX

Miscellaneous

Section 9.01      Notices.

(a)      Except in the case of notices and other communications expressly permitted to be given by telephone or e-mail (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows, provided, that, subject to clause (b) below, the Company may deliver Borrowing Requests and prepayment/repayment notices to the Administrative Agent by e-mail pursuant to procedures agreed upon by the Company and the Administrative Agent (with e-mails, on and after the Effective Date, to be sent to the Administrative Agent care of jpm.agency.servicing.1@jpmorgan.com or such other designee as the Administrative Agent may select from time to time (with notice thereof to the Company)):

(i)      if to the Company or any Borrowing Subsidiary, to it, or to it in care of the Company:

Benchmark Electronics, Inc.
3000 Technology Drive
Angleton, Texas 77515
Attention:  Donald F. Adam,
Chief Financial Officer
Telecopy No.:
Telephone No.

with a copy to:

Benchmark Electronics, Inc.
3000 Technology Drive
Angleton, Texas 77515
Attention:  Scott R. Peterson, VP & General Counsel
Telecopy No.:
Telephone No.:

(ii)      if to the Administrative Agent, to

JPMorgan Chase Bank, N.A.
10 South Dearborn, Floor L2
Chicago, Illinois 60603-2300
Attention:  Leonida Mischke
Telecopy No.:
Telephone No.:

if an Alternative Currency Borrowing, to the Administrative Agent at:

JPMorgan Europe Limited
25 Bank Street, 6th Floor

London, United Kingdom, E14 5JP
Attention:  Loan & Agency Services
Email:
Telecopy No.:

with a copy to:

Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005
Attention: Corey Wright
Telecopy No.:
Telephone No.:

(iii)      if to an Issuing Lender, to

JPMorgan Chase Bank, N.A.
10 South Dearborn, Floor L2
Chicago, Illinois 60603-2300
Attention:  Leonida Mischke
Email:
Telecopy No.:
Telephone No.:

or if not JPMorgan Chase Bank, N.A., to such Issuing Lender at its address (or telecopy number) set forth in its Issuing Lender Agreement; and

(iv)      if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

In each case with a copy (which shall not constitute notice) to

JPMorgan Chase Bank, N.A.
Corporate Client Banking
270 Park Avenue, 43rd Floor
New York, New York 10017
Attention:  Justin Burton
Email:
Telecopy No.:

(b)      Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided  that the foregoing shall not apply to notices pursuant to Article II  unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided  that approval of such procedures may be limited to particular notices or communications.

(c)      Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02      Waivers; Amendments.

(a)      No failure or delay by the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Collateral Agent, any Issuing Lender and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by the Loan Parties therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default at the time.

(b)      Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the

Company and the Required Lenders or, in the case of any other Loan Documents, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and/or the Collateral Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided  that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than the application of any default rate of interest pursuant to Section 2.12(c)), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (it being acknowledged and agreed that amendments or modifications of the Total Leverage Ratio test (and all related definitions) are not addressed by this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.17(b)  or (c)  in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender, (vi) release all or substantially all the Guarantors from their Guarantees under the Guarantee Agreement except as expressly provided in the Guarantee Agreement or Section 9.14, or limit the liability of the Guarantors in respect of their Guarantee, without the written consent of each Lender or (vii) release all or substantially all of the Collateral without the written consent of each Lender, provided, that nothing herein shall prohibit the Administrative Agent and/or Collateral Agent from releasing any Collateral, or require the consent of the other Lenders for such release, in respect of items sold to the extent such sale is permitted or not prohibited hereunder; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or any Issuing Lender hereunder without the prior written consent of the Administrative Agent, the Collateral Agent or such Issuing Lender, as the case may be.  Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Company, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby the Issuing Lenders) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender.

(c)      Without the consent of any Lender or Issuing Lender, the Loan Parties and the Administrative Agent and the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification, supplement or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include holders of Liens in the benefit of the Security Documents and to give effect to any Intercreditor Agreement associated therewith, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(d)      Notwithstanding the foregoing, this Agreement may also be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the applicable Borrower (i) to permit additional extensions of credit to be outstanding hereunder from time to time (in addition to any Incremental Commitments, Extended Term Loans, Extended Revolving Loans, Refinancing Term Loans and Replacement Revolving Facilities) and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees and other obligations in respect thereof and (ii) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Required Lenders and the Required Revolving Lenders, and for purposes of the relevant provisions of Section 2.17  (it being understood and agreed that any such amendment in connection with any increase pursuant to Section 2.19, maturity extension pursuant to Section 2.23 or refinancing or replacement facility pursuant to Section 2.24 shall, in any such case, require solely the consent of the parties prescribed by such Sections and shall not require the consent of the Required Lenders).

(e)      Notwithstanding anything else to the contrary contained in this Section 9.02, (i) if the Administrative Agent and the Company shall have jointly identified an ambiguity, mistake, error, defect or inconsistency, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Company shall be permitted to amend such provision and (ii) the Administrative Agent and the Company shall be permitted to amend any provision of any Loan Document to better implement the intentions of this Agreement, and in each case, such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.  In addition, technical and conforming modifications to the Loan Documents may be made with the consent of the Company and the Administrative Agent (but without the consent of any Lender) to the extent necessary to integrate any Other Term Loan Commitments, Other Revolving Credit Commitments, Other Term Loans and Other Revolving Loans as may be necessary to establish such Other Term Loan Commitments, Other Revolving Credit Commitments, Other Term Loans or Other Revolving Loans as a separate Class or tranche from the existing Term Facility Commitments, Revolving Credit Commitments, Term Loans or Revolving Loans, as applicable, and, in the case of Extended Term Loans, to reduce the amortization schedule of the related existing Class of Term Loans proportionately.

(f)      Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be necessary to ensure that all Term Loans established pursuant to Section 2.19  after the Effective Date that will be included in an existing Class of Term Loans outstanding on such date (an “Applicable Date”), when originally made, are included in each Borrowing of outstanding Term Loans of such Class (the “Existing Class Loans”), on a pro rata basis, and/or to ensure that, immediately after giving effect to such new Term Loans (the “New Class Loans” and, together with the Existing Class Loans, the “Class Loans”), each Lender holding Class Loans will be deemed to hold its Pro Rata Share of each Class Loan on the Applicable Date (but without changing the amount of any such Lender’s Term Loans), and each such Lender shall be deemed to have effectuated such assignments as shall be required to ensure the foregoing.  The “Pro Rata Share” of any Lender on the Applicable Date is the ratio of (1) the sum of such Lender’s Existing Class Loans immediately prior to the Applicable Date plus the amount of New Class Loans made by such Lender on the Applicable Date over (2) the aggregate principal amount of all Class Loans on the Applicable Date.

Section 9.03      Expenses; Indemnity; Damage Waiver.

(a)      The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of one primary counsel and, if necessary, one special and one local counsel in each relevant jurisdiction for the Administrative Agent and such Affiliates, in connection with the syndication of the credit facilities provided for herein, due diligence undertaken by the Administrative Agent with respect to the financing contemplated by this Agreement, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Lenders or, after the occurrence and during the continuance of any Event of Default, any Lender, including the fees, charges and disbursements of any counsel and consultant for the Administrative Agent, any Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (but limited to one counsel for the Administrative Agent, the Issuing Lenders and the Lenders taken a whole and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict, informs the Company of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected person and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions).

(b)      The Company shall indemnify the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses (other than lost profits of such Indemnitees), claims, damages, liabilities and related expenses incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any claim, litigation, investigation or proceeding (each, a “Proceeding”) relating to (i) the execution or delivery of this Agreement, the Engagement Letter dated October 16, 2015, among the Company, the Administrative Agent, the Collateral Agent and the Lead Arranger, or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not caused by the ordinary, sole or contributory negligence of any Indemnitee and to reimburse each such Indemnitee within ten business days after presentation of a summary statement for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing (but limited in the case of legal fees and expenses to a single New York counsel and of one special and local counsel in each relevant jurisdiction, in each case for all Indemnified Persons (provided that, in the event of an actual or perceived conflict of interest, the Company will be required to pay for one additional counsel for each similarly affected group of Indemnified Persons taken as a whole and of one special and local counsel in each relevant jurisdiction, for each similarly affected group of Indemnitees taken as a whole); provided  that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (B) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s funding obligations hereunder, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) disputes arising solely between Indemnitees and (1) not involving any action or inaction by the Company or any Subsidiary or (2) not relating to any action of such Indemnitee in its capacity as Administrative Agent, Collateral Agent or Lead Arranger.  The Company shall not be liable for any settlement of any Proceedings if such settlement was effected without its consent (which consent shall not be unreasonably withheld or delayed), but if settled with the written consent of the Company or if there is a final judgment for the plaintiff in any such Proceedings, the Company agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph. The Company shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless (x) such settlement includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee or any injunctive relief or other non-monetary remedy.  This Section 9.03(b)  shall not apply with respect to Taxes other than Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)      To the extent that the Company fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Related Party of the foregoing, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, such Issuing Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage of the Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided  that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent or any Issuing Lender in its capacity as such, or against any Related

Party of any of the foregoing acting for the Administrative Agent, the Collateral Agent or such Issuing Lender in connection with such capacity.

(d)      To the extent permitted by applicable Requirements of Law, each party to this Agreement agrees not to assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided  that nothing in this paragraph (d) shall relieve the Company of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.  No Indemnitee referred to in paragraph (b) above shall be liable for damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent any such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(e)      All amounts due under this Section shall be payable promptly after written demand therefor.

(f)      Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations thereunder.

Section 9.04      Successors and Assigns.

(a)      The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) a Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person any legal or equitable right, remedy or claim under or by reason of this Agreement, other than rights, remedies or claims in favor of the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders.

(b)         (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)      the Company, provided  that the Company shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; provided  further  that no consent of the Company shall be required for an assignment to a Lender or an Affiliate of a Lender or, if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 of Article VII  has occurred and is continuing, any other assignee;

(B)      the Administrative Agent; provided  that no such consent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and

(C)      the Issuing Lenders, provided  that no consent therefrom shall be required for an assignment of all or any portion of a Term Loan or Term Loan Commitment.

(ii)       Assignments shall be subject to the following additional conditions:

(A)      except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be in an amount of an integral multiple of $1,000,000 in the case of Term Loans and $5,000,000 in the case of Revolving Loans unless each of the Company and the Administrative Agent otherwise consent, provided  that no such consent of the Company shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII  has occurred and is continuing;

(B)      each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided  that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)      the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)      the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(E)      no assignment shall be made to (1) a natural Person, (2) the Company or any of the Company’s Affiliates or Subsidiaries or (3) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (3); and

(F)      in the case of an assignment to a CLO (as defined below), the assignment Lender shall retain the sole right to approve any amendment, modification or waiver of any provisions of this Agreement, provided  that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b)  that affects such CLO.

For the purposes of this Section 9.04(b), the term “CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)      Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, 2.15, 2.16  and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04(b)  shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)      The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and related interest amounts) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by any Borrower, any Issuing Lender and any Lender (with respect to such Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice.

(v)      Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax certifications required to be delivered pursuant to Section 2.16(f)  (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided  that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(d)  or (e), 2.06(b), 2.17(d)  or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)      Any Lender may, without the consent of the Company, the Administrative Agent or an Issuing Lender, sell participations to any Person (other than any Person described in paragraph (b)(ii)(E) of this Section) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided  that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided  that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b)  that affects such Participant.  The Company agrees that each Participant shall be entitled to the benefits of Section 2.14, 2.15  and 2.16  (subject to the requirements and limitations therein, including the requirements under Section 2.16(f)  (it being understood that the documentation required under Section 2.16(f)  shall be delivered to solely the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided  that such Participant (i) shall be subject to the provisions of Section 2.18  as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Section 2.14  or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.18(b)  with respect to any participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08  as though it were a Lender; provided  that such Participant shall be subject to Section 2.17(c)  as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”);  provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United Stated Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)      Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided  that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05      Survival.  All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid (other than with respect to any obligations under Secured Cash Management Agreements and Secured Hedge Agreements) or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Section 2.14, 2.15, 2.16  and 9.03  and Article VIII  shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.06      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07      Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held, and other obligations at any time owing, by such Lender, such Issuing Lender or any such Affiliate to or for the credit or the account of any Borrower against any and all of the Obligations of any Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured; provided  that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22  and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates may have.  Each Lender and each Issuing

Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided  that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09      Governing Law; Consent to Service of Process.

(a)      This Agreement, the other Loan Documents and any claims, controversy, dispute or causes of actions arising therefrom (whether in contract or tort or otherwise) shall be construed in accordance with and governed by the law of the State of New York.

(b)      The Company and each other Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be binding (subject to appeal as provided by applicable law) and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c)      Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)      Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11      Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12      Confidentiality.  Each of the Agents, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors and third party service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) to any direct or indirect contractual counterparty (or its Related Parties) in Swap Agreements or such contractual counterparty’s professional advisor, (g) with the consent of the Company, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Issuing Lender or any Lender on a nonconfidential basis from a source other than the Company.  For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to any Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Company and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided  that, in the case of information received from the Company after the Effective Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13      Conversion of Currencies.

(a)      If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)      The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrower contained in this Section 9.13  shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.14      Release of Liens and Guarantees.  In the event that the Company or any Subsidiary sells, transfers or otherwise disposes of all or any portion of any of the Equity Interests, assets or property owned by the Company or such Subsidiary in a transaction not prohibited by this Agreement, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize and instruct the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Company and at the Company’s expense to release any Liens created by any Loan Document in respect of such Equity Interests, assets or property, and, in the case of a disposition of all or substantially all the Equity Interests or assets of any Subsidiary that is a Loan Party, terminate such Subsidiary’s obligations under the Guarantee Agreement and each other Loan Document.  In addition, the Administrative Agent and the Collateral Agent agree to take such actions as are reasonably requested by the Company and at the Company’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations have been paid in full and all Letters of Credit and Commitments terminated.

Section 9.15      Platform; Borrower Materials.  The Company hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company and its Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Company hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Lead Arranger, the Issuing Lenders and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to the Company or the Subsidiaries or any of their respective securities for purposes of United States Federal securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.12, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES AND THE LEAD ARRANGER DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OR ITS RELATED PARTIES OR THE LEAD ARRANGER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

Section 9.16      USA PATRIOT Act; European “Know Your Customer” Checks.

(a)      Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of such Loan Parties and other information that will allow such Lender to identify such Loan Parties in accordance with the Act.

(b)      If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Effective Date; (ii) any change in the status of a Borrower after the date of this Agreement; or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Administrative Agent or any Lender (or, in the case of this clause (iii), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Borrower shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in this clause  (iii), on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in this clause (iii), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement and the other Loan Documents.  Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement and the other Loan Documents.  The Company shall, by not less than five (5) Business Days’ prior written notice to the Administrative Agent, notify the Administrative Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an additional Borrower.  Following the giving of any notice, if the accession of such additional Borrower obliges the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Administrative Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an additional Borrower.

Section 9.17      Joint and Several Liability.  The Obligations of the Company and each of its Domestic Subsidiaries that are Borrowing Subsidiaries hereunder and under the Loan Documents are joint and several and the obligations of the Domestic Subsidiaries that are Guarantors under the Loan Documents are joint and several

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BENCHMARK ELECTRONICS, INC.

By:	/s/ Scott R. Peterson

Name: Scott R. Peterson
Title: Vice President

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually, as a
Lender, and as Administrative Agent, an Issuing Lender and
Collateral Agent

By:	/s/ Daglas Panchal

Name: Daglas Panchal
Title: Vice President

[Signature Page to Credit Agreement]

Bank of America, N.A., as a Lender

By:	/s/ Juan Trejo

Name: Juan Trejo
Title: Vice President

[Signature Page to Credit Agreement]

Branch Banking & Trust, as a Lender

By:	/s/ Matt McCain

Name: Matt McCain
Title: Senior Vice President

[Signature Page to Credit Agreement]

Amegy Bank National Association, as a Lender

By:	/s/ Megan Dilger

Name: Megan Dilger
Title: Assistant Vice President

[Signature Page to Credit Agreement]

COMPASS BANK, as a Lender

By:	/s/ Tony Keranov

Name: Tony Keranov
Title: Vice President

[Signature Page to Credit Agreement]

Wells Fargo Bank, N.A., as a Lender

By:	/s/ Warren R. Ross

Name: Warren R. Ross
Title: Senior Vice President

[Signature Page to Credit Agreement]

ING Bank N.V., Dublin Branch, as a Lender

By:	/s/ Padraig Matthews

Name: Padraig Matthews
Title: Vice President

By:	/s/ Sean Hassett

Name: Sean Hassett
Title: Director

[Signature Page to Credit Agreement]

HSBC Bank USA, N.A., as a Lender

By:	/s/ Michael Bustios

Name: Michael Bustios
Title: Vice President, 20556

[Signature Page to Credit Agreement]

BOKF,NA dba Bank of Texas, as a Lender

By:	/s/ Robbie Shackouls

Name: Robbie Shackouls
Title: Vice President

[Signature Page to Credit Agreement]